EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

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                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           STRATEGIC DIAGNOSTICS INC.

                                       AND

                       ENSYS ENVIRONMENTAL PRODUCTS, INC.

                                OCTOBER 11, 1996

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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

ARTICLE 1 - THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

            1.1.    The Merger . . . . . . . . . . . . . . . . . . . . . . . . 1
            1.2.    Effective Time . . . . . . . . . . . . . . . . . . . . . . 1
            1.3.    Effect of the Merger . . . . . . . . . . . . . . . . . . . 2
            1.4.    Restated Certificate of Incorporation; By-Laws . . . . . . 2
            1.5.    Directors and Officers . . . . . . . . . . . . . . . . . . 2
            1.6.    Taking Necessary Action; Further Action. . . . . . . . . . 2
            1.7.    The Closing. . . . . . . . . . . . . . . . . . . . . . . . 2
            1.8.    General Definitions. . . . . . . . . . . . . . . . . . . . 3

ARTICLE 2 - CONVERSION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . 3

            2.1.    Conversion of Shares . . . . . . . . . . . . . . . . . . . 3
            2.2.    No Fractional Shares . . . . . . . . . . . . . . . . . . . 4
            2.3.    Dissenting Shares. . . . . . . . . . . . . . . . . . . . . 4
            2.4.    Exchange of Certificates . . . . . . . . . . . . . . . . . 5
            2.5.    Conversion of Stock Options and Warrants . . . . . . . . . 6

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SDI. . . . . . . . . . . . . . . 7

            3.1.    Organization and Qualification; Subsidiaries . . . . . . . 7
            3.2.    Certificate of Incorporation; By-Laws. . . . . . . . . . . 8
            3.3.    Capitalization . . . . . . . . . . . . . . . . . . . . . . 8
            3.4.    Authority; Vote Required . . . . . . . . . . . . . . . . . 9
            3.5.    No Conflict; Required Filings and Consents . . . . . . . .10
            3.6.    Permits; Compliance. . . . . . . . . . . . . . . . . . . .11
            3.7.    Financial Statements . . . . . . . . . . . . . . . . . . .11
            3.8.    Absence of Certain Changes and Events. . . . . . . . . . .12
            3.9.    Litigation . . . . . . . . . . . . . . . . . . . . . . . .14
            3.10.   Contracts; No Default. . . . . . . . . . . . . . . . . . .14
            3.11.   Employee Benefit Plans; Labor Matters. . . . . . . . . . .15
            3.12.   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .17
            3.13.   Intellectual Property Rights . . . . . . . . . . . . . . .17
            3.14.   Insurance. . . . . . . . . . . . . . . . . . . . . . . . .18
            3.15.   Title to Properties. . . . . . . . . . . . . . . . . . . .18
            3.16.   Accounts Payable; Accounts Receivable. . . . . . . . . . .19
            3.17.   Hazardous Substances . . . . . . . . . . . . . . . . . . .19
            3.18.   Customers and Suppliers. . . . . . . . . . . . . . . . . .20
            3.19.   Employee Relations . . . . . . . . . . . . . . . . . . . .20


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            3.20.   Certain Transactions . . . . . . . . . . . . . . . . . . .20
            3.21.   Directors and Officers . . . . . . . . . . . . . . . . . .21
            3.22.   Registration Statement; Proxy Statement/Prospectus . . . .21
            3.23.   TSD BioServices. . . . . . . . . . . . . . . . . . . . . .21
            3.24.   Section 203 of the DGCL Not Applicable . . . . . . . . . .21
            3.25.   Misstatements and Omissions. . . . . . . . . . . . . . . .22
            3.26.   No Existing Discussions. . . . . . . . . . . . . . . . . .22
            3.27.   Brokers. . . . . . . . . . . . . . . . . . . . . . . . . .22
            3.28.   Continuity of Business Enterprise. . . . . . . . . . . . .22

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF ENSYS  . . . . . . . . . . . . .22

            4.1.    Organization and Qualification; Subsidiaries . . . . . . .23
            4.2.    Certificate of Incorporation; By-Laws. . . . . . . . . . .23
            4.3.    Capitalization . . . . . . . . . . . . . . . . . . . . . .23
            4.4.    Authority; Vote Required . . . . . . . . . . . . . . . . .24
            4.5.    No Conflict; Required Filings and Consents . . . . . . . .25
            4.6.    Permits; Compliance. . . . . . . . . . . . . . . . . . . .26
            4.7.    Reports and Financial Statements . . . . . . . . . . . . .26
            4.8.    Absence of Certain Changes and Events. . . . . . . . . . .27
            4.9.    Litigation . . . . . . . . . . . . . . . . . . . . . . . .29
            4.10.   Contracts; No Default. . . . . . . . . . . . . . . . . . .29
            4.11.   Employee Benefit Plans; Labor Matters. . . . . . . . . . .30
            4.12.   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .32
            4.13.   Intellectual Property Rights . . . . . . . . . . . . . . .32
            4.14.   Insurance. . . . . . . . . . . . . . . . . . . . . . . . .33
            4.15.   Title to Properties. . . . . . . . . . . . . . . . . . . .33
            4.16.   Accounts Payable; Accounts Receivable. . . . . . . . . . .34
            4.17.   Hazardous Substances . . . . . . . . . . . . . . . . . . .34
            4.18.   Customers and Suppliers.   . . . . . . . . . . . . . . . .35
            4.19.   Employee Relations . . . . . . . . . . . . . . . . . . . .35
            4.20.   Certain Transactions . . . . . . . . . . . . . . . . . . .35
            4.21.   Directors and Officers . . . . . . . . . . . . . . . . . .36
            4.22.   Registration Statement; Proxy Statement/Prospectus . . . .36
            4.23.   Section 203 of the DGCL Not Applicable . . . . . . . . . .36
            4.24.   Misstatements and Omissions. . . . . . . . . . . . . . . .36
            4.25.   No Existing Discussions. . . . . . . . . . . . . . . . . .37
            4.26.   Brokers. . . . . . . . . . . . . . . . . . . . . . . . . .37
            4.27.   Continuity of Business Enterprise. . . . . . . . . . . . .37

ARTICLE 5 - COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .37

            5.1.    Affirmative Covenants of SDI and EnSys . . . . . . . . . .37


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            5.2.    Negative Covenants of SDI and EnSys. . . . . . . . . . . .38

ARTICLE 6 - ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . .40

            6.1.    Registration Statement and Joint Proxy Statement . . . . .40
            6.2.    Stockholders' Meetings . . . . . . . . . . . . . . . . . .40
            6.3.    Appropriate Action; Consents; Filings. . . . . . . . . . .40
            6.4.    Access to Information. . . . . . . . . . . . . . . . . . .41
            6.5.    Update Disclosure; Breaches. . . . . . . . . . . . . . . .42
            6.6.    Public Announcements . . . . . . . . . . . . . . . . . . .42
            6.7.    Indemnification. . . . . . . . . . . . . . . . . . . . . .42
            6.8.    Treatment of SDI Options . . . . . . . . . . . . . . . . .44
            6.9.    No Solicitation of Other Offers. . . . . . . . . . . . . .44
            6.10.   Interim Financial Statements . . . . . . . . . . . . . . .44
            6.11.   Satisfaction of Conditions . . . . . . . . . . . . . . . .44
            6.12.   Operating Agreement. . . . . . . . . . . . . . . . . . . .45

ARTICLE 7 - CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . .45

            7.1.    Conditions to Obligations of Each Party Under
                     This Agreement . . . .. . . . . . . . . . . . . . . . . .45
            7.2.    Additional Conditions to Obligations of EnSys.   . . . . .46
            7.3.    Additional Conditions to Obligations of SDI. . . . . . . .47

ARTICLE 8 - TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . . .48

            8.1.    Termination. . . . . . . . . . . . . . . . . . . . . . . .48
            8.2.    Effect of Termination. . . . . . . . . . . . . . . . . . .48
            8.3.    Expenses . . . . . . . . . . . . . . . . . . . . . . . . .49
            8.4.    Termination Fee. . . . . . . . . . . . . . . . . . . . . .49

ARTICLE 9 - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . .49

            9.1.    Non-Survival of Representations and Warranties . . . . . .49
            9.2.    Notices. . . . . . . . . . . . . . . . . . . . . . . . . .50
            9.3.    Amendment. . . . . . . . . . . . . . . . . . . . . . . . .51
            9.4.    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . .51
            9.5.    Headings . . . . . . . . . . . . . . . . . . . . . . . . .51
            9.6.    Severability . . . . . . . . . . . . . . . . . . . . . . .51
            9.7.    Entire Agreement . . . . . . . . . . . . . . . . . . . . .52
            9.8.    Assignment . . . . . . . . . . . . . . . . . . . . . . . .52
            9.9.    Parties in Interest. . . . . . . . . . . . . . . . . . . .52
            9.10.   Governing Law. . . . . . . . . . . . . . . . . . . . . . .52
            9.11.   Counterparts . . . . . . . . . . . . . . . . . . . . . . .52


                                      -iii-

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                             TABLE OF DEFINED TERMS

1933 Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
1934 Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Aggregate Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . 4
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Alternative Transaction. . . . . . . . . . . . . . . . . . . . . . . . . . . .44
Applicable Per Share Merger Consideration. . . . . . . . . . . . . . . . . . . 4
BioServices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
Breaching Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .49
Certificate of Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Confidentiality Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .41
Constituent Corporations . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Control. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
DGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
EnSys. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
EnSys Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
EnSys Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . .23
EnSys Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
EnSys Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
EnSys Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . .31
EnSys Environmental Products . . . . . . . . . . . . . . . . . . . . . . . . .33
EnSys Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .26
EnSys Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . .33
EnSys Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . .32
EnSys Interim Financial Statements . . . . . . . . . . . . . . . . . . . . . .27
EnSys Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
EnSys Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
EnSys Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
EnSys Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
EnSys Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
EnSys Stockholders' Meeting. . . . . . . . . . . . . . . . . . . . . . . . . .21
EnSys Warrant. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
EnSys Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5


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Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .49
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Governmental Entities. . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
Indemnifying Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
IRS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
Joint Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Merger Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Nasdaq . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Non-breaching Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .49
Ohmicron . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
Required Public Announcement . . . . . . . . . . . . . . . . . . . . . . . . .42
Requisite EnSys Stockholder Approval . . . . . . . . . . . . . . . . . . . . .25
Requisite SDI Stockholder Approval . . . . . . . . . . . . . . . . . . . . . .10
Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
SDI. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
SDI Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . . 8
SDI Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
SDI Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
SDI Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . .15
SDI Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .11
SDI Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
SDI Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . .17
SDI Interim Financial Statements . . . . . . . . . . . . . . . . . . . . . . .11
SDI Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
SDI Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
SDI Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
SDI Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
SDI Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
SDI Stock Option Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
SDI Stockholders' Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . .21
SDI Warrant. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
SDI Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
SDI-Ohmicron Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . .12
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
SEC Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
Section 262. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3


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Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Treasury Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Update Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42

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                         TABLE OF SCHEDULES AND EXHIBITS

Schedule                                  Description
--------                                  -----------
1.5 . . . . . . . . . . . . . . . .Surviving Corporation Directors and Officers
2.5-1 . . . . . . . . . . . . . . . . . . . . . EnSys Options or EnSys Warrants
3.0 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . SDI Knowledge
3.1(a). . . . . . . . . . . . . . . . . . . . . . . .SDI Foreign Qualifications
3.1(b). . . . . . . . . . . . . . . . . . . . . . . . . . . . .SDI Subsidiaries
3.2 . . . . . . . . . . . . . . . . . . . . . .SDI Certificate of Incorporation
3.3(a). . . . . . . . . . . . . . . . . . . . . . . . .SDI Options and Warrants
3.3(b). . . . . . . . . . . . . . . . . . . . . . . . . . Stock of Subsidiaries
3.3(c). . . . . . . . . . . . . . . . . . . . . . . . .SDI Capital Stock Issues
3.5 . . . . . . . . . . . . . . . . . . . . .SDI Consents and Notices; Defaults
                                                               of SDI Contracts
3.6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . SDI Permits
3.7 . . . . . . . . . . . . . . . . . . . . . . . . .SDI-Ohmicron Balance Sheet
3.7(a). . . . . . . . . . . GAAP Variations in SDI Interim Financial Statements
3.8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . SDI Changes
3.9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .SDI Litigation
3.10. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . SDI Contracts
3.11. . . . . . . . . . . . . . . . . .SDI Employee Benefit Plans and Contracts
3.12. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . SDI Taxes
3.13. . . . . . . . . . . . . . . . . . . . . . . . . SDI Intellectual Property
3.14. . . . . . . . . . . . . . . . . . . . . . . . . . .SDI Insurance Policies
3.15. . . . . . . . . . . . . . . . . . . . . . . . . .SDI Real Property Leases
3.16. . . . . . . . . . . . . . . . . . . Accounts Receivable; Accounts Payable
3.18. . . . . . . . . . . . . . . . . . . . . . . . . . Customers and Suppliers
3.19. . . . . . . . . . . . . . . . . . . . . . . . . . . . .Employee Relations
3.21. . . . . . . . . . . . . . . . . . . . . . . . .SDI Directors and Officers
3.23. . . . . . . . . . . . . . . . . . . . . TSD Pro Forma Financial Statement
4.0 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . EnSys Knowledge
4.1(a). . . . . . . . . . . . . . . . . . . . . . .EnSys Foreign Qualifications
4.1(b). . . . . . . . . . . . . . . . . . . . . . . . . . . .EnSys Subsidiaries
4.2 . . . . . . . . . . . . . . . . . . . . .EnSys Certificate of Incorporation
4.3(a). . . . . . . . . . . . . . . . . . . . . . . .EnSys Options and Warrants
4.3(b). . . . . . . . . . . . . . . . . . . . . . . . . . Stock of Subsidiaries
4.3(c). . . . . . . . . . . . . . . . . . . . . . . .EnSys Capital Stock Issues
4.5 . . . . . . . . . . . . . . . . . . . .EnSys Consents and Notices; Defaults
                                                             of EnSys Contracts
4.6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . EnSys Permits
4.7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . SEC Filings
4.7(a). . . . . . . . . . GAAP Variations in EnSys Interim Financial Statements

4.7(b). . . . . . . . . . . . . . . . . . . . . . . . . . . EnSys Balance Sheet
4.8 . . . . . . . . . . . . . . . . . . . Absence of Certain Changes and Events
4.10. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . EnSys Contracts
4.11. . . . . . . . . . . . . . . . .EnSys Employee Benefit Plans and Contracts
4.13. . . . . . . . . . . . . . . . . . . .EnSys Intellectual Property Licenses
4.14. . . . . . . . . . . . . . . . . . . . . . . . . .EnSys Insurance Policies
4.15. . . . . . . . . . . . . . . . . . . . . . . . .EnSys Real Property Leases
4.20. . . . . . . . . . . . . . . . . . . . . . . . .EnSys Certain Transactions
4.21. . . . . . . . . . . . . . . . . . . . . . . .EnSys Directors and Officers


Exhibit                                   Description
-------                                   -----------
1.2 . . . . . . . . . . . . . . . . . . . . . . . . . . . Certificate of Merger
1.4(a). . . . . . . . . . . .Surviving Corporation Certificate of Incorporation
1.4(b). . . . . . . . . . . . . . . . . . . . . . Surviving Corporation By-Laws
6.12. . . . . . . . . . . . . . . . . . . . . . . . . . . . Operating Agreement
7.1(f). . . . . . . . . . . . . . . . . . . . . .Forms of Employment Agreements
7.1(g). . . . . . . . . . . . . . . . . . Form of Registration Rights Agreement
7.1(h). . . . . . . . . . . . . . . . . . . . . . . . . .Form of Lock-up Letter
7.2(c). . . . . . . . . . . . . . . . . . . . . . . . . . . EnSys Legal Opinion
7.3(c). . . . . . . . . . . . . . . . . . . . . . . . . . . . SDI Legal Opinion

The foregoing schedules and exhibits have been omitted from the Agreement and Plan of Merger filed with the Commission pursuant to Item 601 (b)(2) of Regulation SK and will be provided to the Commission upon request.

                          AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER, dated as of October 11, 1996
(the "Agreement"), is made and entered into by and between EnSys Environmental Products, Inc., a Delaware corporation ( "EnSys"), and Strategic Diagnostics Inc., a Delaware corporation ("SDI").

                                   BACKGROUND

          The respective Boards of Directors of EnSys and SDI have determined that it is advisable and in the best interests of the respective corporations and their stockholders that EnSys and SDI combine in order to advance the long-term business interests of EnSys and SDI, and that such strategic combination shall be effected by the terms of this Agreement through a transaction in which SDI will be merged with and into EnSys in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the terms of this Agreement, pursuant to which EnSys will be the surviving corporation (the "Merger"). The Merger is intended to qualify as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   AGREEMENTS

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE 1
                                   THE MERGER

          1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, at the Effective Time (as defined in Section 1.2 hereof), SDI shall be merged with and into EnSys. As a result of the Merger, the separate corporate existence of SDI shall cease and EnSys shall continue as the surviving corporation of the Merger under the laws of the State of Delaware, with its name changed to "Strategic Diagnostics Inc." (the "Surviving Corporation"). EnSys and SDI are sometimes collectively referred to in this Agreement as the "Constituent Corporations."

          1.2. EFFECTIVE TIME. Subject to the terms and conditions of this Agreement, at the time of the Closing (as defined in Section 1.7 hereof), a certificate of merger in substantially the form of Exhibit 1.2 attached hereto (the "Certificate of Merger") shall be duly executed by the Surviving Corporation and shall be filed with the Secretary of State of the State of Delaware in accordance with the DGCL on the Closing Date (as defined in Section
1.7 hereof).  The

Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions and requirements of the DGCL. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

          1.3. EFFECT OF THE MERGER. The Merger shall have the effects specified in Section 259 of the DGCL.

          1.4. RESTATED CERTIFICATE OF INCORPORATION; BY-LAWS. At the Effective Time, the Third Amended and Restated Certificate of Incorporation of EnSys and the By-Laws of EnSys shall be amended and restated in their entirety in the forms attached hereto as Exhibit 1.4(a) and Exhibit 1.4(b), respectively, and such amended and restated Certificate of Incorporation (which shall become effective only at the Effective Time) and By-Laws (which shall become effective only at the Effective Time) shall become the Certificate of Incorporation and the By-Laws of the Surviving Corporation.

          1.5. DIRECTORS AND OFFICERS. At and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified, the initial directors and officers of the Surviving Corporation shall be those individuals listed on Schedule 1.5 hereto.

          1.6. TAKING NECESSARY ACTION; FURTHER ACTION. EnSys and SDI shall each use all reasonable efforts to take all action as may be reasonably necessary or appropriate to effectuate the Merger in accordance with the terms and conditions of this Agreement and under the DGCL. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, interests, assets, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

          1.7. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on (i) the later of (A) the first business day following the Stockholders' Meetings described in Section 6.2 and
(B) the business day on which the last of the conditions set forth in Article 7 to be fulfilled prior to Closing is fulfilled or waived or (ii) on such other date as the parties hereto may agree (the "Closing Date"), at 10:00 a.m. (local time) at the offices of Pepper, Hamilton & Scheetz, Suite 1401, 1201 Market Street, Wilmington, DE 19899-1709, or at such other place as the parties hereto shall mutually agree (including Closing by facsimile transmission exchange of executed documents or signature pages followed promptly by overnight courier of originals), and will be effective as of the Effective Time. At the Closing, each of EnSys and SDI will execute and deliver to the other all documents reasonably requested by the other to give effect to the terms of this Agreement.

          1.8.   GENERAL DEFINITIONS.

                 (a) The term "Material Adverse Effect" as used in this Agreement in conjunction with the term "SDI" or "EnSys", as the case may be, shall mean any change or effect that, individually or when taken together with all other such changes or effects, is materially adverse to the financial condition, results of operations, liabilities, business or assets of SDI or EnSys (each taken as a whole together with its respective Subsidiaries), as the case may be.

                 (b) The term "Affiliate" as used in this Agreement shall mean, with respect to any person or entity, a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned person or entity. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person or entity whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                 (c) The term "Subsidiary" (or its plural) as used in this Agreement with respect to SDI, EnSys, the Surviving Corporation or any other person or entity shall mean any corporation, partnership, joint venture or other legal entity of which SDI, EnSys, the Surviving Corporation or such other person or entity, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, at least 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                                    ARTICLE 2
                            CONVERSION OF SECURITIES

          2.1.   CONVERSION OF SHARES.

                 (a) At the Effective Time by virtue of the Merger and without any further action on the part of EnSys, SDI, the Surviving Corporation or the holders of any of the following securities:

                    (i) each outstanding share of SDI Common Stock, par value $.01 per share (the "SDI Common Stock") and SDI Series A Convertible Preferred Stock, par value $.10 per share (the "SDI Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.3)) shall be canceled and extinguished and shall be converted into the right to receive (subject to the provisions set forth in Section 2.2 with respect to fractional shares) the following:

                           (A)     with respect to SDI Common Stock, .7392048 of
a fully paid and nonassessable share of EnSys Common Stock, par value $.01 per share ("EnSys Common Stock"), per share of SDI Common Stock; and

                           (B)     with respect to SDI Preferred Stock, .7392048
of a fully paid and nonassessable share of EnSys Series A Convertible Preferred Stock, par value $.01 per share ("EnSys Preferred Stock"), per share of SDI Preferred Stock; and

                    (ii) each share of SDI Common Stock and SDI Preferred Stock owned by SDI as treasury shares or owned by any Subsidiary of SDI (collectively "Treasury Shares") shall be canceled and extinguished, and no shares of EnSys Common Stock, EnSys Preferred Stock or other consideration shall be delivered in exchange therefor.

               (b) The rights and preferences of the EnSys Preferred Stock are set forth in the Restated Certificate of Incorporation of EnSys attached hereto as Exhibit 1.4(a), which will become effective at the Effective Time upon its filing with the Secretary of State of the State of Delaware. The shares of EnSys Common Stock and EnSys Preferred Stock to be issued pursuant to the Merger, which shall total 5,780,207 and 2,164,362 shares, respectively, in the aggregate (less any Dissenting Shares (as defined in Section 2.3) and any fractional shares paid in cash, as provided for in Section 2.2), are collectively referred to herein as the "Merger Shares," and the total consideration to be paid for all of the capital stock of SDI is referred to herein as the "Aggregate Merger Consideration." The exchange ratio formulas set forth in subparagraphs (a)(i) and (a)(ii) above are generically referred to herein, without respect to particular class of stock, as the "Applicable Per Share Merger Consideration."

          2.2. NO FRACTIONAL SHARES. No fractional shares of EnSys Common Stock or EnSys Preferred Stock will be issued in the Merger, and each stockholder of SDI will receive cash in lieu of any fraction of a share of EnSys Common Stock or EnSys Preferred Stock, as the case may be, in an amount equal to such fraction multiplied by the average closing bid price of EnSys Common Stock on the Nasdaq National Market of The Nasdaq Stock Market, Inc. ("Nasdaq") for the five (5) trading days immediately preceding the Closing Date.

          2.3. DISSENTING SHARES.

               (a) Notwithstanding anything in this Agreement to the contrary, if Section 262 of the DGCL ("Section 262") shall be applicable to the Merger, shares of SDI Common Stock and SDI Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted for or consented to the Merger, have performed all such acts as are required to perfect appraisal rights pursuant to Section 262, and, as of the Effective Time, have not effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive the Applicable Per Share Merger Consideration pursuant to Section 2.1, but the holders thereof shall be entitled only to such rights as are granted by Section 262. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 shall receive payment therefor from the Surviving Corporation in accordance with
Section 262; provided, however, that if such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Section 262, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed, as of the Effective Time, to have been canceled, extinguished and converted into and represent the right to receive payment from the Surviving Corporation of the Applicable Per Share Merger Consideration as provided in Section 2.1.

               (b) Prior to the Effective Time, SDI shall give EnSys (i) prompt written notice of any demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Section 262 received by SDI, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for fair value under such Section 262. SDI shall not, except with the prior written consent of EnSys, voluntarily make any payment with respect to any demand for fair value or offer to settle or settle any such demand. After the Effective Time, the Surviving Corporation shall be solely and fully liable to pay any and all consideration due in respect of Dissenting Shares.

          2.4. EXCHANGE OF CERTIFICATES.

               (a) EnSys' stock transfer agent, Boston EquiServe, shall act as exchange agent (the "Exchange Agent") in effecting the exchange of the Aggregate Merger Consideration for certificates representing shares of SDI Common Stock and SDI Preferred Stock entitled to the Applicable Per Share Merger Consideration pursuant to Section 2.1 (including lost share affidavits reasonably acceptable in form and substance to EnSys, the "Certificates"). Subject to the terms and conditions hereof, immediately prior to the Effective Time, EnSys shall deposit with the Exchange Agent the Merger Shares plus an amount of cash to be paid in lieu of fractional shares that together are equal to the Aggregate Merger Consideration (net of any amounts relating to any Dissenting Shares). The Exchange Agent shall hold such Merger Shares and cash in escrow for the purposes set forth in Section 2.1.

               (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates a letter of transmittal and instructions for use in surrendering Certificates and receiving the Applicable Per Share Merger Consideration therefor. The form of the transmittal letter shall have been agreed upon by EnSys and SDI prior to the Effective Time. Upon the surrender of each Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Applicable Per Share Merger Consideration multiplied by the number of shares of SDI Common Stock or SDI Preferred Stock represented by such Certificate, and such Certificate shall be canceled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the Applicable Per Share Merger Consideration multiplied by the number of shares of SDI Common Stock or SDI Preferred Stock, as the case may be, that are represented by such Certificate. If any Merger Shares are to be issued to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other similar taxes required by reason of the issuance of such Merger Shares to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

               (c) Promptly following the date which is one year after the Effective Time, or such earlier date when all of the Aggregate Merger Consideration has been exchanged pursuant to this Section 2.4, the Exchange Agent's duties shall terminate and any portion of the Aggregate Merger Consideration shall be released to the Surviving Corporation. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Applicable Per Share Merger Consideration multiplied by the number of shares of SDI Common Stock or SDI Preferred Stock represented by such Certificate.

               (d) After the Effective Time there shall be no transfers on the stock transfer books of SDI or the Surviving Corporation of any shares of SDI Common Stock or SDI Preferred Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Applicable Per Share Merger Consideration, as provided in this Article 2, subject to applicable law in the case of Dissenting Shares.

          2.5. CONVERSION OF STOCK OPTIONS AND WARRANTS. At the Effective Time, each outstanding stock option or warrant (whether vested or not) to purchase shares of SDI Common Stock (an "SDI Option" or an "SDI Warrant", as the case may be, or, collectively, the "SDI Options" or the "SDI Warrants") shall be canceled and extinguished and converted into and deemed to constitute a stock option or a warrant, as the case may be, to purchase shares of EnSys Common Stock (an "EnSys Option"or an "EnSys Warrant", as the case may be, or, collectively, the "EnSys Options" or the "EnSys Warrants") on the following conversion basis. The terms of all of the EnSys Options and EnSys Warrants to be granted pursuant to this section including exercise prices and vesting, and the exercise period is set forth on Schedule 2.5-1 hereto, and Schedule 2.5-1 also contains the forms of all of such EnSys Options and EnSys Warrants to be granted pursuant to this
Section 2.5. Each SDI Option to purchase one share of SDI Common Stock will be converted into an EnSys Option to purchase .7818026 of a share of EnSys Common Stock, and each SDI Warrant to purchase one share of SDI Common Stock will be converted into an EnSys Warrant to purchase .7818026 of a share of EnSys Common Stock, and in each case the EnSys Options or EnSys Warrants to be granted to a holder shall be rounded to the nearest whole share. All SDI Options will be converted into EnSys Options to purchase an aggregate of 391,658 shares of EnSys Common Stock, and all SDI Warrants will be converted into EnSys Warrants to purchase an aggregate of 599,643 shares of EnSys Common Stock.

Notwithstanding anything contained herein to the contrary, in the event any of the SDI Options or SDI Warrants are exercised between the date hereof and the Effective Time, such exercise shall reduce the aggregate number of SDI Options or SDI Warrants, as the case may be, to be issued pursuant to this Section 2.5 and shall increase the aggregate number of shares of EnSys Common Stock to be issued pursuant to Section 2.1 hereof. In addition, at the Effective Time, all SDI Option plans shall be terminated, and the Surviving Corporation shall not be bound by any of the terms thereof or be liable for any obligations thereunder.


                                    ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF SDI

          Except as set forth in SDI's disclosure schedules attached to this Agreement and made a part hereof (together with EnSys' disclosure schedules, hereinafter referred to as the "Schedules"), SDI represents and warrants to EnSys as follows (notwithstanding anything in this Agreement to the contrary, (i) any matter disclosed in any part of SDI's Schedules shall be deemed to be disclosed in all parts of such Schedules where such matter is required to be disclosed, regardless of whether such matter is specifically cross-referenced,
(ii) the disclosure of any matter in such Schedules shall not necessarily be deemed an indication that such matter is material or is required to be disclosed, (iii) with respect to any representation, warranty or statement of SDI in this Agreement that is qualified by or to SDI's knowledge, such knowledge shall be deemed to exist only if any of the individuals listed on Schedule 3.0 has actual knowledge, or that knowledge which a reasonably prudent person should have as a result of such person's performance of his or her duties as an employee, officer or director of SDI or any of its Subsidiaries, or after making reasonable inquiry and exercising due diligence with respect thereto, of the matter to which such qualification applies, and (iv) for purposes of this
Article 3, and except as otherwise specifically provided for in Section 3.7(a), all references to "SDI" contained herein shall be deemed to include the combined entity following the merger of Ohmicron Corporation, a Delaware corporation ("Ohmicron"), with and into SDI:

          3.1. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of SDI and its Subsidiaries is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction (a true and complete list of which jurisdictions is set forth on Schedule 3.1(a)) in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except such jurisdictions, if any, where the failure to be so qualified would not have a SDI Material Adverse Effect. A true and complete list of all of SDI's directly or indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interest owned by SDI or another Subsidiary of SDI, is set forth on
Schedule 3.1(b).  SDI has no direct or
indirect ownership interest in any subsidiary, partnership, joint venture or other entity except as set forth on Schedule 3.1(b).

          3.2. CERTIFICATE OF INCORPORATION; BY-LAWS.  Attached hereto as
Schedule 3.2 are complete and correct copies of SDI's Restated Certificate of Incorporation (the "SDI Certificate of Incorporation") and By-Laws, as amended to date, and the Certificate of Incorporation and By-Laws of each of its Subsidiaries. Neither SDI nor any of its Subsidiaries is in violation of any of the provisions of its respective Certificate of Incorporation or By-Laws, as amended or restated.

          3.3. CAPITALIZATION.

               (a) The authorized and the issued and outstanding capital stock of SDI consists of:

                    (i) 13,072,040 shares of SDI Common Stock of which (A) 7,819,493 shares are validly issued and outstanding, fully paid and nonassessable, (B) 2,927,960 shares are duly reserved for issuance upon conversion of shares of SDI Preferred Stock, (C) 616,618 shares are duly reserved for issuance upon exercise of SDI Options granted or available for grant by the Board of Directors of SDI, and (D) 767,000 shares are duly reserved for issuance upon exercise of SDI Warrants;

                    (ii) 2,927,960 shares of SDI Preferred Stock, all of which shares are duly designated as SDI Series A Convertible Preferred Stock, of which 2,927,960 shares are validly issued and outstanding, fully paid and nonassessable; and

                    (iii) No other shares of capital stock of SDI are authorized or outstanding. No shares of SDI Common Stock or SDI Preferred Stock are reflected on the books and records of SDI as Treasury Shares.

               (b) Information as of the date of this Agreement relating to the amounts of the authorized and issued and outstanding capital stock of each Subsidiary is listed on Schedule 3.3(b).

               (c) Except as described in this Section 3.3, no shares of SDI Common Stock or SDI Preferred Stock are reserved for any other purpose. Since December 31, 1995, no shares of SDI Common Stock or SDI Preferred Stock have been issued by SDI, except in connection with the Ohmicron Merger or pursuant to the exercise of outstanding SDI Options in accordance with their terms. Except as contemplated by this Agreement or as described on Schedule 3.3(c), there have been no changes in the terms of any outstanding SDI Options or SDI Warrants or the grant of any additional SDI Options or SDI Warrants since December 31, 1995, and neither SDI nor any committee or person administering any stock option plan of SDI has taken any action under or pursuant to such plan in respect of the Merger. All outstanding shares of SDI Common Stock and SDI Preferred Stock have been duly authorized, are validly issued, fully paid and nonassessable and, except as set forth on
Schedule 3.3(c), are not subject to preemptive rights under the DGCL, the SDI Certificate of Incorporation or By-Laws or any agreement to which SDI is a party. Each of the outstanding shares of capital stock of, or other equity interests in, each of SDI's Subsidiaries has been duly authorized and is validly issued, fully paid and nonassessable and such shares or other equity interests are owned by SDI free and clear of all security interests, liens, claims, pledges, agreements, limitations on SDI's voting rights, charges or other encumbrances of any nature whatsoever, subject to federal and state securities laws. Except as described in Schedule 3.3(a), there are no options, warrants or other rights, agreements, arrangements or commitments to which SDI or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, SDI or any of its Subsidiaries or obligating SDI or any of its Subsidiaries (either before or after the Effective Time) to grant, issue, sell or register for sale any shares of the capital stock of, or other equity interests in, SDI or any of the Subsidiaries. There are no outstanding stock appreciation rights or other similar rights, agreements or commitments of SDI or, except as described in Section 3.3(a), securities or obligations of SDI convertible into or exchangeable for any shares of capital stock of SDI. Except as set forth on Schedule 3.3(c), as of the date of this Agreement, there are no obligations, contingent or otherwise, of SDI or any of its Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of SDI Common Stock or SDI Preferred Stock, or the capital stock of, or other equity interests in, any Subsidiary of SDI, or (y) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary of SDI, except for the provision of funds to, making an investment in (in the form of a loan, capital contribution or otherwise) or provision of any guarantees of obligations of Subsidiaries in the ordinary course of business. Except as set forth on Schedule 3.3(c), there are no contracts, commitments or agreements relating to the voting, purchase or sale of SDI's capital stock (including, without limitation, any redemption by SDI thereof) (i) between or among SDI and any of its stockholders and (ii) to SDI's knowledge, between or among any of SDI's stockholders. There are no accrued but unpaid dividends owed with respect to any of SDI's capital stock.

          3.4. AUTHORITY; VOTE REQUIRED.

               (a) SDI has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements required to be executed by it pursuant to the terms hereof, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement, subject to the Requisite SDI Stockholder Approval (as hereinafter defined). The execution and delivery of this Agreement by SDI and the consummation by SDI of the transactions contemplated hereby, have been duly authorized by the unanimous approval of SDI's Board of Directors, and no other corporate actions or proceedings on the part of SDI are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, except for the Requisite SDI Stockholder Approval, in accordance with the DGCL and the SDI Certificate of Incorporation and By-Laws. This Agreement has been duly executed and delivered by SDI and constitutes the legal, valid and binding obligation of SDI, enforceable against SDI in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity.

               (b) The affirmative vote of the holders of at least a majority of the outstanding shares of SDI Common Stock and SDI Preferred Stock voting together as one class (with each share of SDI Preferred Stock being entitled to the number of votes equal to the number of shares of SDI Common Stock into which each share of SDI Preferred Stock could be converted on the record date for the vote), and of the holders of at least two thirds of the outstanding shares of SDI Preferred Stock voting separately as one class, are the only votes of the holders of any class or series of capital stock of SDI necessary to approve this Agreement and the Merger (together, the "Requisite SDI Stockholder Approval").

          3.5. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

               (a) The execution and delivery of this Agreement by SDI does not, and the performance of this Agreement by SDI will not: (i) violate the Certificate of Incorporation or By-Laws of SDI or any of its Subsidiaries; (ii) subject to (x) obtaining the Requisite SDI Stockholder Approval of this Agreement and the Merger in accordance with the DGCL and the SDI Certificate of Incorporation and By-Laws, (y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any administrative agency or commission or other governmental or regulatory authority, domestic or foreign ("Governmental Entities"), pursuant to the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and any applicable provisions of all United States and Delaware laws, and the rules and regulations thereunder, and the filing and recordation of appropriate Merger documents as required by the DGCL, and (z) giving the notices to and obtaining the consents, approvals, authorizations or permits from any private third parties as set forth on Schedule 3.5, conflict with or violate any United States or state laws or regulations applicable to SDI or any of its Subsidiaries, or by which any of their respective properties is bound or affected; or (iii) except as set forth on Schedule 3.5, result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of SDI or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, order, decree, franchise or other instrument or obligation to which SDI or any of its Subsidiaries is a party or by which SDI or any of its Subsidiaries or any of their respective properties is bound, except for such violations, breaches or defaults described in clause (iii) above as would not have a SDI Material Adverse Effect.

               (b) The execution and delivery of this Agreement by SDI does not, and the performance of this Agreement by SDI shall not, require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entities or private third parties, except for applicable requirements, if any, of (i) the consents, approvals, authorizations or permits described on Schedule 3.5 and (ii) the filing and recordation of appropriate Merger documents as required by the DGCL.

          3.6. PERMITS; COMPLIANCE. Each of SDI and its Subsidiaries is in possession of all franchises, authorizations, licenses, permits, consents, certificates, approvals and orders necessary for SDI or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "SDI Permits"), and Schedule 3.6 contains a complete and correct list of all SDI Permits. All SDI Permits currently are in effect, except for any SDI Permits the absence of which would not have a SDI Material Adverse Effect. No suspension, revocation or cancellation of any of the SDI Permits is pending or, to the knowledge of SDI, threatened in writing. To the knowledge of SDI, neither SDI nor any of its Subsidiaries is operating in default under or violation of (i) any law, rule or regulation, or any order or decree, applicable to SDI or any of its Subsidiaries or by which any of their respective properties is bound or (ii) any of the SDI Permits, except for any such defaults or violations which would not have a SDI Material Adverse Effect.

          3.7. FINANCIAL STATEMENTS.

               (a) Attached hereto as a part of Schedule 3.7 are true, correct and complete copies of (i) SDI's audited financial statements (including balance sheets, income statements and statements of stockholders' equity and cash flows) for the years ended as of December 31, 1994 and 1995 and (ii) Ohmicron's audited, consolidated financial statements (including balance sheets, income statements and statements of stockholders' equity and cash flows) for the years ended as of September 30, 1994 and 1995 (such audited financial statements of SDI and Ohmicron are hereinafter referred to collectively as the "SDI Financial Statements"). The SDI Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") and fairly present in accordance with GAAP the financial position of SDI and Ohmicron, as the case may be, as of the dates thereof and the results of its operations for the periods covered thereby, subject only to the matters described in the accountant's reports attached thereto. Also attached hereto as a part of Schedule 3.7 are true, correct and complete copies of (iii) SDI's unaudited, interim financial statements (including a balance sheet, income statements and statements of cash flows) for the three (3) month and six (6) month periods ended as of June 30, 1996, and (iv) Ohmicron's unaudited, consolidated interim financial statements (including a balance sheet, income statements and statements of cash flows) for the nine (9) month period ended as of June 30, 1996 (such unaudited financial statements of SDI and Ohmicron are hereinafter referred to collectively as the "SDI Interim Financial Statements"). The SDI Interim Financial Statements are in accordance with the books and records of SDI or Ohmicron, as the case may be, were prepared in accordance with GAAP, except as set forth on Schedule 3.7(a), and fairly present in accordance with GAAP the financial position of SDI and Ohmicron, as the case may be, as of the dates thereof and the results of their respective operations for the periods covered thereby. Also attached hereto as a part of Schedule 3.7 is a true, correct and complete copy of a proforma unaudited combined balance sheet of SDI and Ohmicron as of June 30, 1996 (the "SDI-Ohmicron Balance Sheet"), which is in accordance with the books and records of SDI and Ohmicron, as the case may be, was prepared in accordance with GAAP, except as set forth on Schedule 3.7(a), and fairly presents in accordance with GAAP the financial position of SDI (as the surviving corporation of the Ohmicron Merger) as of the date thereof.

               (b) Except as and to the extent reflected on, or reserved against in, the SDI-Ohmicron Balance Sheet, neither SDI nor any of its Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, disclosed or reserved against in, a balance sheet of SDI or in the notes thereto, prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since the date of the SDI-Ohmicron Balance Sheet that, individually or in the aggregate, would not have a SDI Material Adverse Effect.

          3.8. ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth on
Schedule 3.8, since June 30, 1996

               (a) each of SDI and its Subsidiaries has conducted its business in the ordinary course and consistent with its past practice;

               (b)  there has not been any SDI Material Adverse Effect;

               (c) neither SDI nor any Subsidiary has made any material increase in compensation to officers or key employees or any material increase in any or created any new bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options) other than in the ordinary course of business and consistent with SDI's past practice;

               (d) neither SDI nor any of its Subsidiaries has made any loans or advances to any officer, director, shareholder or Affiliate of SDI or of any Subsidiary (except for travel and business expenses payments);

               (e) neither SDI nor any of its Subsidiaries has incurred any debt, obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

               (f) neither SDI nor any of its Subsidiaries has mortgaged, pledged or subjected to lien, restriction or any other encumbrance any of their property, businesses or assets, tangible or intangible, except for purchase money liens arising in the ordinary course of business consistent with prior practice;

               (g) neither SDI nor any of its Subsidiaries has transferred, leased or loaned to others or otherwise disposed of any of its assets (or committed to do any of the foregoing), or canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value, except in the ordinary course of business and consistent with prior practice;

               (h) neither SDI nor any of its Subsidiaries has made or committed to make any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

               (i) neither SDI nor any of its Subsidiaries has encountered any labor union organizing activity, had any actual or threatened employee strikes, or any work stoppages, slow-downs or lock-outs related to any labor union organizing activity or any actual or threatened employee strikes;

               (j) neither SDI nor any of its Subsidiaries has (A) declared or paid any dividend or made any other payment or distribution in respect of its capital stock, (B) issued or sold (I) any of its capital stock, (II) any warrant, option or other right to purchase or receive any of its capital stock,
(III) any security convertible into, or exchangeable for, its capital stock, or
(IV) any stock appreciation right or other security or other right or contractual obligation, the value of which is related to, or determined or determinable by reference to, the price or value of its capital stock, or (C) directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock;

               (k) neither SDI nor any of its Subsidiaries has acquired, or agreed to acquire, any business or any corporation, partnership or other business organization or division thereof, or otherwise acquired, or agreed to acquire, any assets which are material, individually or in the aggregate, to SDI and its Subsidiaries taken as a whole, or entered into any joint venture or partnership agreement or made any other similar arrangement;

               (l) neither SDI nor any of its Subsidiaries has made or changed any election concerning taxes or tax returns, filed any amended tax return, extended the applicable statute of limitations for any taxable period, received notification of an examination, audit or pending assessment with respect to taxes, entered into any closing agreement with respect to taxes, settled or compromised any tax claim or assessment or surrendered any right to claim a refund of taxes or obtained or entered into any tax ruling, agreement, contract, understanding, arrangement or plan;

               (m) there has not been any change in the accounting methods or practices followed by SDI or any of its Subsidiaries, except as required by GAAP; and

               (n) neither SDI nor any of its Subsidiaries has entered into any commitment or other agreement to do any of the foregoing.

          3.9. LITIGATION.

               (a) Except as set forth on Schedule 3.9, there is no claim, action, suit or proceeding at law or in equity, or arbitration or audit, review or investigation by or before any Governmental Entity, pending or, to the knowledge of SDI, threatened in writing against or affecting SDI, any of its Subsidiaries or any of their properties or rights. There are no such claims, actions, suits or proceedings pending or, to the knowledge of SDI, threatened seeking to enjoin or restrain any of the transactions contemplated by this Agreement, including the Merger.

               (b) Neither SDI nor any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or, to the knowledge of SDI, continuing investigation by, any Governmental Entity.

               (c) To the knowledge of SDI, there is no reasonable basis for any such audit, investigation, review, action, arbitration, claim, suit or proceeding which, if adversely determined, would have a Material Adverse Effect on SDI or would restrict, prohibit or prevent the consummation of the transactions contemplated hereby.

         3.10. CONTRACTS; NO DEFAULT.

               (a) Schedule 3.10 sets forth as of the date of this Agreement a list (including the dates thereof and the names of all parties thereto) of each contract or agreement of SDI or any of its Subsidiaries (other than SDI Employee Benefit Plans or real property leases, which are listed on Schedules 3.11 and 3.15, respectively) which relates to:

                    (i)    employment, consulting or severance arrangements;

                    (ii)   joint venture or development arrangements;

                    (iii) any arrangement purporting to or with the effect of limiting the right of SDI or any of its Subsidiaries prior to the Effective Time, or the Surviving Corporation or any of its Subsidiaries at or after the Effective Time, to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, the products or services offered by or the method by which, any business may be conducted by SDI or any of its Subsidiaries prior to the Effective Time, or by the Surviving Corporation or any of its Subsidiaries after the Effective Time;

                    (iv) all franchises, licenses, letters patent, patent applications, registered copyrights, trademarks (whether registered or unregistered), or proprietary rights presently owned or used by SDI or any of its Subsidiaries, including, without limitation, any distribution, licensing or royalty arrangement relating to any of the foregoing;

                    (v) all agreements, contracts or commitments of SDI or any of its Subsidiaries which involve future payments by or to SDI or any of its Subsidiaries of more than $100,000, or which extend beyond one year from the date hereof and involve more than $100,000, and all agreements, contracts or commitments not made in the ordinary course of SDI's business consistent with past practice which are to be performed at or after the date hereof;

                    (vi) each instrument defining the terms on which debt, guarantees, pledges or other obligations of SDI or any of its Subsidiaries has been or may be issued;

                    (vii) all licenses and permits issued to SDI or any of its Subsidiaries by any Governmental Entity that is material to it or the conduct of its business or operations; and

                    (viii) any other matters which are otherwise material to SDI and its Subsidiaries.

               (b) For purposes of this Agreement, the term "SDI Contract" means all of the contracts and agreements referred to in Section 3.10(a). Correct and complete copies of all written SDI Contracts have been provided to EnSys.

               (c) Each SDI Contract is in full force and effect, each is a valid and binding contract or agreement enforceable against SDI or the applicable Subsidiary in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity, and there is no default by SDI in the performance of any obligation to be performed or paid under any such contract or agreement, except for any default that would not have a SDI Material Adverse Effect.

         3.11. EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

               (a) Schedule 3.11 lists or describes any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which SDI is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus incentive, vacation pay, severance pay, "cafeteria" or "flexible benefit" plan under Section 125 of the Code, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment, under which employees of SDI or its Subsidiaries are entitled to participate by reason of their, or relating to, employment with SDI or its Subsidiaries (other than relating to "at-will" employment), (i) to which SDI or a Subsidiary is a party or a sponsor or a fiduciary thereof or (ii) with respect to which SDI or a Subsidiary has made payments, contributions or commitments, or has any liability (collectively, the "SDI

Employee Benefit Plans"). With respect to each SDI Employee Benefit Plan listed on Schedule 3.11, SDI has to the extent applicable provided to EnSys true and complete copies of (A) the plan document, trust agreement and any other contractual document governing such Plan, (B) the summary plan description, (C) all Form 5500 annual reports and attachments, and (D) the most recent Internal Revenue Service ("IRS") determination letter.

               (b) SDI Employee Benefit Plans have been operated and administered by SDI in compliance in all material respects with their respective terms and all applicable United States and state laws relating to employment or labor matters, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code.

               (c) Each SDI Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code has received, or SDI has applied for, a favorable determination letter from the IRS stating that the Plan meets the requirements of the Code and that any trust or trusts associated with the plan are tax exempt under Section 501(a) of the Code.

               (d) SDI does not maintain any defined benefit plan covering employees of SDI or its Subsidiaries within the meaning of Section 3(35) of ERISA.

               (e) Neither SDI nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract.

               (f) All contributions and payments of insurance premiums required to be made with respect to SDI Employee Benefit Plans have been made when due.

               (g) Except as set forth on Schedule 3.11, the reporting and disclosure requirements of ERISA applicable to SDI Employee Benefit Plans, and the continuation coverage requirements of Code Section 4980B and ERISA Sections 601-609 applicable to SDI Employee Benefit Plans, have been complied with in all material respects.

               (h) There have been no "prohibited transactions" within the meaning of Code Section 4975 or ERISA Section 406 with respect to SDI Employee Benefit Plans that could subject EnSys, the Surviving Corporation, SDI or any of their respective Subsidiaries to any tax, penalty or other liability under Code
Section 4975 or under ERISA Sections 409 or 502(i).

               (i) There are no actions, suits or claims with respect to SDI Employee Benefit Plans (other than routine claims for benefits in the ordinary course) pending or, to the knowledge of SDI, threatened, and to the knowledge of SDI, there are no facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course).

               (j) Neither SDI nor any other entity included in the same controlled group of organizations as SDI within the meaning of Code Sections 414(b), (c), (m) or (o) has ever sponsored, maintained or contributed to, or been obligated to contribute to, any employee benefit plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

               (k) Except as set forth on Schedule 3.11, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder shall not result in any increase in or acceleration of any obligation or liability (with respect to accrued benefits or otherwise) with respect to any SDI Employee Benefit Plan or to any employee or former employee of SDI or any of its Subsidiaries.

         3.12. TAXES. Except as set forth on Schedule 3.12, SDI has filed or caused to be filed with the appropriate Governmental Entities, all federal, state, municipal, and local income, franchise, excise, real and personal property, and other tax returns and reports that are required to be filed and SDI is not delinquent in the payment of any taxes shown on such returns or reports or on any assessments for any such taxes received by it and has otherwise complied in all material respects with all legal requirements applicable to SDI with respect to all income, sales, use, real or personal property, excise or other taxes. The SDI-Ohmicron Balance Sheet includes adequate reserves for the payment of all accrued but unpaid federal, state, municipal and local taxes of SDI, including, without limitation, interest and penalties, whether or not disputed, for the period ended June 30, 1996 and the years ended September 30, 1995, and December 31, 1995, and for all fiscal years prior thereto. SDI has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax. SDI is not a party to any pending action or proceeding, nor, to the knowledge of SDI, has any action or proceeding been threatened, by any Governmental Entity for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against SDI. To the knowledge of SDI, no claim for unpaid taxes has become a lien against any property of SDI or any of its Subsidiaries or is being asserted against SDI or any of its Subsidiaries, and no audit of any tax return of SDI has been, or, to the knowledge of SDI, is being, conducted by a tax authority. To the knowledge of SDI, SDI is not, and never has been a party to a tax indemnity, tax sharing or tax allocation agreement with respect to a consolidated return or a consolidated group.

         3.13. INTELLECTUAL PROPERTY RIGHTS. SDI and each of its Subsidiaries owns or possesses the right to use (in the manner and the geographic areas in which they are currently used) all patents, patent applications pending, trademarks, service marks, trade names, service names, slogans, copyrights, trade secrets and other intellectual property rights (collectively, the "SDI Intellectual Property") that are necessary to conduct the business of SDI as it is currently conducted, without any conflict or alleged conflict with or infringement of rights of others. A correct and complete list of all SDI Intellectual Property is attached hereto as Schedule 3.13. Except as set forth on Schedule 3.13, none of SDI or its Subsidiaries is a party to, or pays a royalty to anyone under, any license or similar agreement, other than with respect to software used in SDI's operations in the ordinary course of business. There is no existing claim, or, to the knowledge of SDI, any reasonable basis for any claim, asserted or to be asserted against SDI or any of its Subsidiaries that any of its operations, activities or products or any of the SDI Intellectual Property infringe the patents, trademarks, trade names, copyrights or other property rights of others, or that SDI or any of its Subsidiaries is wrongfully or otherwise using the property rights of others. To the knowledge of SDI, no person uses, or has the right to use, the name "Strategic Diagnostics" or any derivation thereof in connection with the manufacture, sale, marketing or distribution of products or services commonly associated with SDI's and its Subsidiaries businesses.

         3.14. INSURANCE. A complete list of all policies and binders of insurance and reinsurance for employee health, disability or life, products liability, professional liability, directors and officers, property and casualty, fire, liability, worker's compensation, errors and omissions, umbrella coverage and other customary matters held by or on behalf of SDI or its Subsidiaries (collectively, the "SDI Insurance Policies"), including total coverage under, issuing insurance company, premium amounts and term of each policy, is set forth on Schedule 3.14. The Insurance Policies are in full force and effect. All premiums with respect to the Insurance Policies covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. The Insurance Policies are sufficient for material compliance with all requirements of law and all agreements to which SDI or any of its Subsidiaries are a party; are valid, outstanding and enforceable policies; and provide adequate insurance coverage for the assets and operations of SDI and its Subsidiaries taken as a whole. SDI or its Subsidiaries have not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor to the knowledge of SDI, has any coverage for claims been denied, which failure or denial has had or would have a SDI Material Adverse Effect.

         3.15. TITLE TO PROPERTIES.

               (a) Neither SDI nor any Subsidiary owns any real property. Leases for all of the material real property leased by SDI or any Subsidiary are listed on Schedule 3.15 (the "SDI Real Property"), and SDI has provided a true, correct and complete copy of each such lease to EnSys.

               (b) SDI has good and marketable title to the tangible properties and tangible assets reflected in the SDI Balance Sheet, free and clear of all liens, claims, security interests and other encumbrances other than those listed on Schedule 3.15, and, to the knowledge of SDI, the leases for SDI Real Property described on Schedule 3.15 are in full force and effect and SDI holds a valid and existing leasehold interest under each of the leases. SDI has made available to EnSys complete and accurate copies of each of the leases described on Schedule 3.15, and none of such leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to EnSys. Neither SDI nor the applicable Subsidiary is in default, and to the knowledge of SDI no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in SDI's or the applicable Subsidiary's default under any of such leases, in each case, where such default would have a SDI Material Adverse Effect.

               (c) Neither SDI nor any Subsidiary is in violation of any applicable material zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, which violation has had or would have a SDI Material Adverse Effect, and neither SDI nor any Subsidiary has received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of SDI Real Property.

         3.16. ACCOUNTS PAYABLE; ACCOUNTS RECEIVABLE. SDI's accounts payable represent bona fide obligations of SDI incurred in the ordinary course of SDI's business, consistent with past practice. Except as set forth on Schedule 3.16, SDI's accounts receivable are valid receivables for sales actually made or services actually rendered in the ordinary course of its business, and to SDI's knowledge are collectible in accordance with their terms, subject to the reserve for bad debts in the SDI-Ohmicron Balance Sheet.

         3.17. HAZARDOUS SUBSTANCES.

               (a) SDI has complied in all material respects with all applicable United States, state and local environmental laws and regulations. SDI holds and is and has been at all times in full compliance with all permits, licenses and other authorizations required under applicable United States, state and local environmental laws and regulations for the operation of the business. None of such environmental permits, licenses and authorizations are subject to any pending or, to SDI's knowledge, threatened in writing suspension, termination or modification by any governmental authority.

               (b) To SDI's knowledge, there has been no release into the environment of any hazardous substance at, under, or from any of the real property listed on Schedule 3.15 for which investigation, removal, remediation, cleanup or other corrective action is or may be required under applicable federal, state or local environmental laws and regulations.

               (c) To SDI's knowledge, there are no active, inactive or abandoned underground storage tanks at any of the real property listed on
Schedule 3.15.

               (d) SDI has not received any notice that any aspect of its business is in violation of any federal, state or local environmental laws or regulations, including, without limitation, permits, licenses and authorizations issued thereunder, or that it is or may be responsible for the investigation, removal, remediation, or cleanup of or other corrective action \for any waste or hazardous substance released at, under or from any of the real property listed on Schedule 3.15 or any other real property or facility at which waste generated through the operation of the business has come to be located.

         3.18. CUSTOMERS AND SUPPLIERS. SDI has made available to EnSys a list of its customers. Except as set forth on Schedule 3.18, no customer which, individually or in the aggregate, accounted for more than 5% of SDI's consolidated revenues during the 12 month period preceding the date hereof, and no supplier or service provider or group of suppliers or service providers which, individually or in the aggregate, accounted for more than 5% of SDI's consolidated expenses during the 12 month period preceding the date hereof, has canceled or otherwise terminated, or made any written threat to SDI or any of its Subsidiaries to cancel or otherwise terminate, for any reason, including, without limitation, the consummation of the transactions contemplated hereby, its relationship with SDI or any of its Subsidiaries, or has at any time on or after December 31, 1995 decreased materially its services to SDI or any of its Subsidiaries in the case of any such service provider, or its usage of the services or products of SDI and its Subsidiaries. To SDI's knowledge, no such customer or supplier or service provider intends to cancel or otherwise terminate its relationship with SDI or any of its Subsidiaries or to decrease materially its services to SDI or any of its Subsidiaries or its usage of the services or products of SDI and its Subsidiaries, as the case may be.

         3.19. EMPLOYEE RELATIONS. As of September 30, 1996, SDI and its Subsidiaries employed a total of 63 employees and 19 temporary employees and, as of the date hereof, except as set forth on Schedule 3.19: (a) neither SDI nor any of its Subsidiaries is delinquent in the payment (i) to or on behalf of any past or present employees of any wages, salaries, commissions, bonuses, benefit plan contributions or other compensation for all periods prior to the date hereof or the Effective Time, as the case may be, (ii) of any amount which is due and payable to any state or state fund pursuant to any workers' compensation statute, rule or regulation or any amount which is due and payable to any workers' compensation claimant or any other party arising under or with respect to a claim that has been filed under state statutes and approved in the ordinary course in accordance with SDI's policies regarding workers' compensation and/or any applicable statute or administrative procedure; (b) there is no unfair labor practice charge or complaint against SDI or any of its Subsidiaries pending before the National Labor Relations Board or other Governmental Entity, and, to the knowledge of SDI, none is threatened; (c) there is no labor strike, dispute, slowdown or stoppage actually in progress or, to the knowledge of SDI, threatened against SDI or any of its Subsidiaries; (d) there are no union or collective bargaining agreements in effect, and there are no union organizational drives in progress and there has been no formal or informal request to SDI or any of its Subsidiaries for collective bargaining or for an employee election from any union or from the National Labor Relations Board; (e) no union representation or jurisdictional dispute or question exists respecting the employees of SDI or any of its Subsidiaries; and (f) no grievance or arbitration proceedings are pending and no claim therefor has been asserted against SDI or any of its Subsidiaries.

         3.20. CERTAIN TRANSACTIONS. There are no transactions between SDI or any of its Subsidiaries and any of SDI's stockholders (including such stockholders' Affiliates), or SDI's or its stockholders' (including the stockholders' Affiliates) directors, officers or salaried employees, or the family members or Affiliates of any of the above (other than for services as employees, officers and directors), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise require payments to or from, any of the stockholders, or any such officer, director or salaried employee, family member, or affiliate or any corporation, partnership, trust or other entity in which such family member, affiliate, officer, director or employee has a substantial interest or is a stockholder, officer, director, trustee or partner.

         3.21. DIRECTORS AND OFFICERS. Set forth on Schedule 3.21 is a true and correct list of the names and titles of each director and elected officer of SDI.

         3.22. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by SDI for inclusion in the registration statement on Form S-4 (the "Registration Statement") pursuant to which shares of EnSys Common Stock issued in the Merger will be registered under the Securities Act of 1933, as amended (the "1933 Act") with the Securities and Exchange Commission (the "SEC"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by SDI for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of EnSys and SDI in connection with the meeting of SDI's stockholders to consider this Agreement and the Merger (the "SDI Stockholders' Meeting") and in connection with the meeting of EnSys' stockholders (the "EnSys Stockholders' Meeting") to consider this Agreement, the Merger and the issuance of shares of EnSys Common Stock pursuant to the Merger (the "Joint Proxy Statement") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of SDI or EnSys, at the time of the SDI Stockholders' Meeting and the EnSys Stockholders' Meeting and at the Effective Time, contain any statement which, at such times and in light of the circumstances under which it is made is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the SDI Stockholders' Meeting or EnSys Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to SDI or any of its Affiliates, officers or directors should be discovered by SDI which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, SDI shall promptly inform EnSys.

         3.23. TSD BIOSERVICES. SDI has dissolved the TSD BioServices joint venture ("BioServices") between SDI and Taconic Ventures, Inc. and acquired into a subsidiary of SDI certain of the rights and assets held by BioServices, and the results of such acquisition by SDI will be as reflected on the TSD financial analysis using for models attached as Schedule 3.23 .

         3.24. SECTION 203 OF THE DGCL NOT APPLICABLE. The Board of Directors of SDI has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a

"business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

         3.25. MISSTATEMENTS AND OMISSIONS. No representation or warranty made by SDI in this Agreement, and no statement contained in any certificate or Schedule furnished or to be furnished by SDI pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation or warranty or such statement not misleading.

         3.26. NO EXISTING DISCUSSIONS. As of the date of this Agreement, SDI is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Alternative Transaction (as defined in Section 6.9).

         3.27. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SDI.

         3.28. CONTINUITY OF BUSINESS ENTERPRISE. SDI has, since its inception, engaged in the business of developing, manufacturing and selling immunoassay based diagnostic services, and such is a significant historic business line within the meaning of Treas. Reg. Section 1.368-1(d), promulgated under Section 368(a) of the Code.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                                    OF ENSYS

         Except as set forth in EnSys' Schedules attached to this Agreement and made a part hereof, EnSys represents and warrants to SDI as follows (notwithstanding anything in this Agreement to the contrary, (i) any matter disclosed in any part of EnSys' Schedules shall be deemed to be disclosed in all parts of such Schedules where such matter is required to be disclosed, regardless of whether such matter is specifically cross-referenced, (ii) the disclosure of any matter in such Schedules shall not necessarily be deemed an indication that such matter is material or is required to be disclosed and (iii) with respect to any representation, warranty or statement of EnSys in this Agreement that is qualified by or to EnSys' knowledge, such knowledge shall be deemed to exist only if any of the individuals listed on Schedule 4.0 has actual knowledge, or that knowledge which a reasonably prudent person should have as a result of such person's performance of his or her duties as an employee, officer or director of EnSys or any of its Subsidiaries, or after making reasonable inquiry and exercising due diligence with respect thereto, of the matter to which such qualification applies):

         4.1. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of EnSys and its Subsidiaries is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction (a true and complete list of which jurisdictions is set forth on Schedule 4.1(a)) in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except such jurisdictions, if any, where the failure to be so qualified would not have an EnSys Material Adverse Effect. A true and complete list of all of EnSys' directly or indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interest owned by EnSys or another Subsidiary of EnSys, is set forth on Schedule 4.1(b). EnSys has no direct or indirect ownership interest in any subsidiary, partnership, joint venture or other entity except as set forth on Schedule 4.1(b).

         4.2.  CERTIFICATE OF INCORPORATION; BY-LAWS.  Attached hereto as
Schedule 4.2 are complete and correct copies of EnSys' Third Amended and Restated Certificate of Incorporation (the "EnSys Certificate of Incorporation") and By-Laws, as amended to date, and the Certificate of Incorporation and By-Laws of each of its Subsidiaries. Neither EnSys nor any of its Subsidiaries is in violation of any of the provisions of its respective Certificate of Incorporation or By-Laws, as amended or restated.

         4.3.  CAPITALIZATION.

               (a) The authorized and the issued and outstanding capital stock of EnSys consists of:

                    (i) 25,000,000 shares of EnSys Common Stock of which (A) 7,171,127 shares are validly issued and outstanding, fully paid and nonassessable, (B) 1,211,328 shares are duly reserved for issuance upon exercise of EnSys Options granted or available for grant by the Board of Directors of EnSys, (C) 872,487 shares are duly reserved for issuance upon exercise of EnSys Warrants, and (D) 32,146 shares are reflected on the books and records of EnSys as Treasury Shares; and

                    (ii) No other shares of capital stock of EnSys are authorized or outstanding.

               (b) Information as of the date of this Agreement relating to the amounts of the authorized and issued and outstanding capital stock of each Subsidiary is listed on Schedule 4.3(b).

               (c) Except as described in this Section 4.3, no shares of EnSys Common Stock are reserved for any other purpose. Except as set forth on
Schedule 4.3(c), since

December 31, 1995, no shares of EnSys Common Stock have been issued by EnSys, except pursuant to the exercise of outstanding EnSys Options in accordance with their terms or in connection with the transfer of previously issued shares of EnSys Common Stock. Except as contemplated by this Agreement or as described on
Schedule 4.3(c), there have been no changes in the terms of any outstanding EnSys Options or EnSys Warrants or the grant of any additional EnSys Options or EnSys Warrants since December 31, 1995, and neither EnSys nor any committee or person administering any stock option plan of EnSys has taken any action under
or pursuant to such plan in respect of the Merger.    All outstanding shares of
EnSys Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and, except as set forth on Schedule 4.3(c), are not subject to preemptive rights under the DGCL, the EnSys Certificate of Incorporation or By-Laws or any agreement to which EnSys is a party. Each of the outstanding shares of capital stock of, or other equity interests in, each of EnSys' Subsidiaries has been duly authorized and is validly issued, fully paid and nonassessable and such shares or other equity interests are owned by EnSys free and clear of all security interests, liens, claims, pledges, agreements, limitations on EnSys' voting rights, charges or other encumbrances of any nature whatsoever, subject to federal and state securities laws. Except as described in Schedule 4.3(a), there are no options, warrants or other rights, agreements, arrangements or commitments to which EnSys or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, EnSys or any of its Subsidiaries or obligating EnSys or any of the Subsidiaries (either before or after the Effective Time) to grant, issue, sell or register for sale any shares of the capital stock of, or other equity interests in, EnSys or any of the Subsidiaries. There are no outstanding stock appreciation rights or other similar rights, agreements or commitments of EnSys or, except as described in Section 4.3(a), securities or obligations of EnSys convertible into or exchangeable for any shares of capital stock of EnSys. Except as set forth on Schedule 4.3(c), as of the date of this Agreement, there are no obligations, contingent or otherwise, of EnSys or any of its Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of EnSys Common Stock or EnSys Preferred Stock, or the capital stock of, or other equity interests in, any Subsidiary of EnSys, or (y) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary of EnSys, except for the provision of funds to, making an investment in (in the form of a loan, capital contribution or otherwise) or provision of any guarantees of obligations of Subsidiaries in the ordinary course of business. Except as set forth on
Schedule 4.3(c), there are no contracts, commitments or agreements relating to the voting, purchase or sale of EnSys' capital stock (including, without limitation, any redemption by EnSys thereof) (i) between or among EnSys and any of its stockholders and (ii) to EnSys' knowledge, between or among any of EnSys' stockholders. There are no accrued but unpaid dividends owed with respect to any of EnSys's capital stock.

         4.4.  AUTHORITY; VOTE REQUIRED.

               (a) EnSys has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements required to be executed by it pursuant to the terms hereof, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement, subject to the Requisite EnSys Stockholder Approval (as hereinafter defined). The execution and delivery of this Agreement by EnSys, and the consummation by EnSys of the transactions contemplated hereby, have been duly authorized by the necessary approval of EnSys' Board of Directors, with no director voting against approval, and no other corporate actions or proceedings on the part of EnSys are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, except for the Requisite EnSys Stockholder Approval, in accordance with the DGCL and the EnSys Certificate of Incorporation and By-Laws. This Agreement has been duly executed and delivered by EnSys and constitutes the legal, valid and binding obligation of EnSys enforceable against EnSys in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity.

               (b) The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of EnSys Common Stock is the only vote of the holders of any class or series of capital stock of EnSys necessary to approve this Agreement and the Merger (the "Requisite EnSys Stockholder Approval").

         4.5.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

               (a) The execution and delivery of this Agreement by EnSys does not, and the performance of this Agreement by EnSys will not: (i) violate the Certificate of Incorporation or By-Laws of EnSys or any of its Subsidiaries;
(ii) subject to (x) obtaining the Requisite EnSys Stockholder Approval of this Agreement and the Merger in accordance with the DGCL and the EnSys Certificate of Incorporation and By-Laws, (y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any Governmental Entities pursuant to the applicable requirements, if any, of the HSR Act , the 1933 Act, and any applicable provisions of all United States and Delaware laws, and the rules and regulations thereunder, and the filing and recordation of appropriate Merger documents as required by the DGCL, and (z) giving the notices to and obtaining the consents, approvals, authorizations or permits from any private third parties as set forth on Schedule 4.5., conflict with or violate any United States or state laws or regulations applicable to EnSys or any of its Subsidiaries, or by which any of their respective properties is bound or affected; or (iii) except as set forth on Schedule 4.5, result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of EnSys or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, order, decree, franchise or other instrument or obligation to which EnSys or any of its Subsidiaries is a party or by which EnSys or any of its Subsidiaries or any of their respective properties is bound, except for such violations, breaches or defaults described in clause (iii) above as would not have an EnSys Material Adverse Effect.

               (b) The execution and delivery of this Agreement by EnSys does not, and the performance of this Agreement by EnSys shall not, require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entities or private third parties, except for applicable requirements, if any, of (i) the consents, approvals, authorizations or permits described on Schedule 4.5 and (ii) the filing and recordation of appropriate Merger documents as required by the DGCL.

         4.6. PERMITS; COMPLIANCE. Each of EnSys and its subsidiaries is in possession of all franchises, authorizations, licenses, permits, consents, certificates, approvals and orders necessary for EnSys or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "EnSys Permits"), and
Schedule 4.6 contains a complete and correct list of all EnSys Permits. All EnSys Permits currently are in effect, except for any EnSys Permits the absence of which would not have an EnSys Material Adverse Effect. No suspension, revocation or cancellation of any of the EnSys Permits is pending or, to the knowledge of EnSys, threatened in writing. To the knowledge of EnSys, neither EnSys nor any of its Subsidiaries is operating in default under or violation of
(i) any law, rule or regulation, or any order or decree, applicable to EnSys or any of its Subsidiaries or by which any of their respective properties is bound or (ii) any of the EnSys Permits, except for any such defaults or violations which would not have an EnSys Material Adverse Effect.

         4.7.  REPORTS AND FINANCIAL STATEMENTS.

               (a) Since January 1, 1994, or such earlier date as EnSys was obligated to file such documents, EnSys has filed all forms, reports and documents with the SEC required to be filed be it pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act") and the SEC rules and regulations thereunder, and all such forms, reports and documents filed with the SEC have complied in all material respects with all applicable requirements of the federal securities laws and the SEC rules and regulations promulgated thereunder. Attached hereto as Schedule 4.7 are true, correct and complete copies of all forms, reports, documents, and amendments thereto and other filings filed by EnSys with the SEC for the periods covering from January 1, 1995 to the date hereof (such forms, reports, documents and other filings, together with any amendments thereto, are collectively referred to herein as the "SEC Filings"). The SEC Filings attached hereto include EnSys' audited consolidated balance sheets as of December 31, 1994 and 1995 and the related statements of operations, stockholders' equity and cash flows for the years then ended (herein collectively referred to as the "EnSys Financial Statements"), audited by KPMG Peat Marwick LLP, EnSys' independent certified public accountants, each of which EnSys Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and fairly present in accordance with GAAP the financial position of EnSys as of the date of such EnSys Financial Statements and the results of its operations for the periods covered thereby, subject only to the matters described in the accountant's report attached thereto. The SEC Filings attached hereto also include EnSys' unaudited interim financial statements consisting of a consolidated balance sheet as of June 30, 1996 and a consolidated income statement and statement of cash flows for the six month period then ended (the "EnSys Interim Financial Statements"). The EnSys Interim Financial Statements are in accordance with the books and records of EnSys, were prepared in accordance with GAAP applied on a consistent basis, except as set forth on Schedule 4.7(a), and fairly present in accordance with GAAP the financial position of EnSys as of the date thereof and the results of its operations for the periods covered thereby.

               (b) Except as and to the extent reflected on, or reserved against in, the consolidated, unaudited balance sheet of EnSys and its Subsidiaries as of June 30, 1996 (the "EnSys Balance Sheet"), or as set forth on
Schedule 4.7(b), neither EnSys nor any of its Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, disclosed or reserved against in, a balance sheet of EnSys or in the notes thereto, prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since June 30, 1996 that individually or in the aggregate, would not have an EnSys Material Adverse Effect.

         4.8.  ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth on
Schedule 4.8, since June 30, 1996.

               (a) each of EnSys and its Subsidiaries has conducted its business in the ordinary course and consistent with its past practice;

               (b)  there has not been any EnSys Material Adverse Effect;

               (c) neither EnSys nor any Subsidiary has made any material increase in compensation to officers or key employees or any material increase in any or created any new bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options) other than in the ordinary course of business and consistent with EnSys' past practice;

               (d) neither EnSys nor any of its Subsidiaries has made any loans or advances to any officer, director, shareholder or Affiliate of EnSys or of any Subsidiary (except for travel and business expenses payments);

               (e) neither EnSys nor any of its Subsidiaries has incurred any debt. obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

               (f) neither EnSys nor any of its Subsidiaries has mortgaged, pledged or subjected to lien, restriction or any other encumbrance any of their property, businesses or assets, tangible or intangible, except for purchase money liens arising in the ordinary course of business consistent with prior practice;

               (g) neither EnSys nor any of its Subsidiaries has transferred, leased or loaned to others or otherwise disposed of any of its assets (or committed to do any of the foregoing), or canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value, except in the ordinary course of business and consistent with prior practice;

               (h) neither EnSys nor any of its Subsidiaries has made or committed to make any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

               (i) neither EnSys nor any of its Subsidiaries has encountered any labor union organizing activity, had any actual or threatened employee strikes, or any work stoppages, slow-downs or lock-outs related to any labor union organizing activity or any actual or threatened employee strikes;

               (j) neither EnSys nor any of its Subsidiaries has (A) declared or paid any dividend or made any other payment or distribution in respect of its capital stock, (B) issued or sold (I) any of its capital stock, (II) any warrant, option or other right to purchase or receive any of its capital stock,
(III) any security convertible into, or exchangeable for, its capital stock, or
(IV) any stock appreciation right or other security or other right or contractual obligation, the value of which is related to, or determined or determinable by reference to, the price or value of its capital stock, or (C) directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock;

               (k) neither EnSys nor any of its Subsidiaries has acquired, or agreed to acquire, any business or any corporation, partnership or other business organization or division thereof, or otherwise acquired, or agreed to acquire, any assets which are material, individually or in the aggregate, to EnSys and its Subsidiaries taken as a whole, or entered into any joint venture or partnership agreement or made any other similar arrangement;

               (l) neither EnSys nor any of its Subsidiaries has made or changed any election concerning taxes or tax returns, filed any amended tax return, extended the applicable statute of limitations for any taxable period, received notification of an examination, audit or pending assessment with respect to taxes, entered into any closing agreement with respect to taxes, settled or compromised any tax claim or assessment or surrendered any right to claim a refund of taxes or obtained or entered into any tax ruling, agreement, contract, understanding, arrangement or plan;

               (m) there has not been any change in the accounting methods or practices followed by EnSys or any of its Subsidiaries, except as required by GAAP; and

               (n) neither EnSys nor any of its Subsidiaries has entered into any commitment or other agreement to do any of the foregoing.

         4.9.  LITIGATION.

               (a) There is no claim, action, suit or proceeding at law or in equity, or arbitration or audit, review or investigation by or before any Governmental Entity, pending or, to the knowledge of EnSys, threatened in writing against or affecting EnSys, any of its Subsidiaries or any of their properties or rights. There are no such claims, actions, suits or proceedings pending or, to the knowledge of EnSys, threatened seeking to enjoin or restrain any of the transactions contemplated by this Agreement, including the Merger.

               (b) Neither EnSys nor any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or, to the knowledge of EnSys, continuing investigation by, any Governmental Entity.

               (c) To the knowledge of EnSys, there is no reasonable basis for any such audit, investigation, review, action, arbitration, claim, suit or proceeding which, if adversely determined, would have a Material Adverse Effect on EnSys or would restrict, prohibit or prevent the consummation of the transactions contemplated hereby.

         4.10. CONTRACTS; NO DEFAULT.

               (a) Schedule 4.10 sets forth as of the date of this Agreement a list (including the dates thereof and the names of all parties thereto) of each contract or agreement of EnSys or any of its Subsidiaries (other than EnSys Employee Benefit Plans or real property leases, which are listed on Schedules
4.11 and 4.15, respectively) which relates to:

                    (i)    employment, consulting or severance arrangements;

                    (ii)   joint venture or development arrangements;

                    (iii) any arrangement purporting to or with the effect of limiting the right of EnSys or any of its Subsidiaries prior to the Effective Time, or the Surviving Corporation or any of its Subsidiaries at or after the Effective Time, to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, the products or services offered by or the method by which, any business may be conducted by EnSys or any of its Subsidiaries prior to the Effective Time, or by the Surviving Corporation or any of its Subsidiaries after the Effective Time;

                    (iv) all franchises, licenses, letters patent, patent applications, registered copyrights, trademarks (whether registered or unregistered), or proprietary rights presently owned or used by EnSys or any of its Subsidiaries, including, without limitation, any distribution, licensing or royalty arrangement relating to any of the foregoing;

                    (v) all agreements, contracts or commitments of EnSys or any of its Subsidiaries which involve future payments by or to EnSys or any of its Subsidiaries of more than $100,000, or which extend beyond one year from the date hereof and involve more than $100,000, and all agreements, contracts or commitments not made in the ordinary course of business consistent with past practice which are to be performed at or after the date hereof;

                    (vi) each instrument defining the terms on which debt, guarantees, pledges or other obligations of EnSys or any of its Subsidiaries has been or may be issued;

                    (vii) all licenses and permits issued to EnSys or any of its Subsidiaries by any Governmental Entity that is material to it or the conduct of its business or operations; and

                    (viii) any other matters which are otherwise material to EnSys and its Subsidiaries.

               (b) For purposes of this Agreement, the term "EnSys Contract" means all of the contracts and agreements referred to in Section 4.10(a). Correct and complete copies of all written EnSys Contracts have been provided to SDI.

               (c) Each EnSys Contract is in full force and effect, each is a valid and binding contract or agreement enforceable against EnSys or the applicable Subsidiary in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity, and there is no default by EnSys in the performance of any obligation to be performed or paid under any such contract or agreement, except for any default that would not have an EnSys Material Adverse Effect.

         4.11. EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

               (a) Schedule 4.11 lists or describes any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which EnSys is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus incentive, vacation pay, severance pay, "cafeteria" or "flexible benefit" plan under Section 125 of the Code, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment, under which employees of EnSys or its Subsidiaries are entitled to participate by reason of their, or relating to, employment with EnSys or its Subsidiaries (other than relating to "at-will" employment), (i) to which EnSys or a Subsidiary is a party or a sponsor or a fiduciary thereof or (ii) with respect to which EnSys or a Subsidiary has made payments, contributions or commitments, or has any liability (collectively, the "EnSys Employee Benefit Plans"). With respect to each EnSys Employee Benefit Plan listed on Schedule 4.11, EnSys has to the extent applicable provided to SDI true and complete copies of (A) the plan document, trust agreement and any other contractual document governing such Plan, (B) the summary plan description, (C) all Form 5500 annual reports and attachments, and
(D) the most recent IRS determination letter.

               (b) EnSys Employee Benefit Plans have been operated and administered by EnSys in compliance in all material respects with their respective terms and all applicable United States and state laws relating to employment or labor matters, including without limitation, ERISA and the Code.

               (c) Each EnSys Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code has received, or EnSys has applied for, a favorable determination letter from the IRS stating that the Plan meets the requirements of the Code and that any trust or trusts associated with the plan are tax exempt under Section 501(a) of the Code.

               (d) EnSys does not maintain any defined benefit plan covering employees of EnSys or its Subsidiaries within the meaning of Section 3(35) of ERISA.

               (e) Neither EnSys nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract.

               (f) All contributions and payments of insurance premiums required to be made with respect to EnSys Employee Benefit Plans have been made when due.

               (g) Except as set forth on Schedule 4.11, the reporting and disclosure requirements of ERISA applicable to EnSys Employee Benefit Plans, and the continuation coverage requirements of Code Section 4980B and ERISA Sections 601-609 applicable to EnSys Employee Benefit Plans, have been complied with in all material respects.

               (h) There have been no "prohibited transactions" within the meaning of Code Section 4975 or ERISA Section 406 with respect to EnSys Employee Benefit Plans that could subject EnSys, the Surviving Corporation, SDI or any of their respective Subsidiaries to any tax, penalty or other liability under Code
Section 4975 or under ERISA Sections 409 or 502(i).

               (i) There are no actions, suits or claims with respect to EnSys Employee Benefit Plans (other than routine claims for benefits in the ordinary course) pending or, to the knowledge of EnSys, threatened, and to the knowledge of EnSys, there are no facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course).

               (j) Neither EnSys nor any other entity included in the same controlled group of organizations as EnSys within the meaning of Code Sections 414(b), (c), (m) or (o) has ever sponsored, maintained or contributed to, or been obligated to contribute to, any employee benefit plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

               (k) Except as set forth on Schedule 4.11, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder shall not result in any increase in or acceleration of any obligation or liability (with respect to accrued benefits or otherwise) with respect to any EnSys Employee Benefit Plan or to any employee or former employee of EnSys or any of its Subsidiaries.

         4.12. TAXES. EnSys has filed or caused to be filed with the appropriate Governmental Entities, all federal, state, municipal, and local income, franchise, excise, real and personal property, and other tax returns and reports that are required to be filed and EnSys is not delinquent in the payment of any taxes shown on such returns or reports or on any assessments for any such taxes received by it and has otherwise complied in all material respects with all legal requirements applicable to EnSys with respect to all income, sales, use, real or personal property, excise or other taxes. The EnSys Balance Sheet includes adequate reserves for the payment of all accrued but unpaid federal, state, municipal and local taxes of EnSys, including, without limitation, interest and penalties, whether or not disputed, for the period ended June 30, 1996, and the year ended December 31, 1995, and for all fiscal years prior thereto. EnSys has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax. EnSys is not a party to any pending action or proceeding, nor, to the knowledge of EnSys, has any action or proceeding been threatened, by any Governmental Entity for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against EnSys. To the knowledge of EnSys, no claim for unpaid taxes has become a lien against any property of EnSys or any of its Subsidiaries or is being asserted against EnSys or any of its Subsidiaries, and no audit of any tax return of EnSys has been, or, to the knowledge of EnSys is being, conducted by a tax authority. To the knowledge of EnSys, EnSys is not, and never has been a party to a tax indemnity, tax sharing or tax allocation agreement with respect to a consolidated return or a consolidated group.

         4.13. INTELLECTUAL PROPERTY RIGHTS. EnSys and each of its Subsidiaries owns or possesses the right to use (in the manner and the geographic areas in which they are currently used) all patents, patent applications pending, trademarks, service marks, trade names, service names, slogans, copyrights, trade secrets and other intellectual property rights (collectively, the "EnSys Intellectual Property") that are necessary to conduct the business of EnSys as it is currently conducted, without any conflict or alleged conflict with or infringement of rights of others. A correct and complete list of all EnSys Intellectual Property is attached hereto as Schedule 4.13. Except as set forth on Schedule 4.13, none of EnSys or its Subsidiaries is a party to, or pays a royalty to anyone under, any license or similar agreement, other than with respect to software used in EnSys' operations in the ordinary course of business. There is no existing claim, or, to the knowledge of EnSys, any reasonable basis for any claim, asserted or to be asserted against EnSys or any of its Subsidiaries that any of its operations, activities or products or any of the EnSys Intellectual Property infringe the patents, trademarks, trade names, copyrights or other property rights of others, or that EnSys or any of its Subsidiaries is wrongfully or otherwise using the property rights of others. To the knowledge of EnSys, no person uses, or has the right to use, the name "EnSys Environmental Products" or any derivation thereof in connection with the manufacture, sale, marketing or distribution of products or services commonly associated with EnSys' and its Subsidiaries businesses.

         4.14. INSURANCE. A complete list of all policies and binders of insurance and reinsurance for employee health, disability or life, products liability, professional liability, directors and officers, property and casualty, fire, liability, worker's compensation, errors and omissions, umbrella coverage and other customary matters held by or on behalf of EnSys or its Subsidiaries (collectively, the "EnSys Insurance Policies"), including total coverage under, issuing insurance company, premium amounts and term of each policy, is set forth on Schedule 4.14. The Insurance Policies are in full force and effect. All premiums with respect to the Insurance Policies covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. The Insurance Policies are sufficient for material compliance with all requirements of law and all agreements to which EnSys or any of its Subsidiaries are a party; are valid, outstanding and enforceable policies; and provide adequate insurance coverage for the assets and operations of EnSys and its Subsidiaries taken as a whole. EnSys or its Subsidiaries have not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor to the knowledge of EnSys, has any coverage for claims been denied, which failure or denial has had or would have an EnSys Material Adverse Effect.

         4.15. TITLE TO PROPERTIES.

               (a) Neither EnSys nor any Subsidiary owns any real property. Leases for all of the material real property leased by EnSys or any Subsidiary are listed on Schedule 4.15 (the "EnSys Real Property"), and EnSys has provided a true, correct and complete copy of each such lease to SDI.

               (b) EnSys has good and marketable title to the tangible properties and tangible assets reflected in the EnSys Balance Sheet, free and clear of all liens, claims, security interests and other encumbrances other than those listed on Schedule 4.15, and, to the knowledge of EnSys, the leases for EnSys Real Property described on Schedule 4.15 are in full force and effect and EnSys holds a valid and existing leasehold interest under each of the leases. EnSys has made available to SDI complete and accurate copies of each of the leases described on Schedule 4.15, and none of such leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to SDI. Neither EnSys nor the applicable Subsidiary is in default, and to the knowledge of EnSys no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in

EnSys' or the applicable Subsidiary's default under any of such leases, in each case, where such default would have an EnSys Material Adverse Effect.

               (c) Neither EnSys nor any Subsidiary is in violation of any applicable material zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, which violation has had or would have an EnSys Material Adverse Effect, and neither EnSys nor any Subsidiary has received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of EnSys Real Property.

         4.16. ACCOUNTS PAYABLE; ACCOUNTS RECEIVABLE. EnSys' accounts payable represent bona fide obligations of EnSys incurred in the ordinary course of EnSys' business, consistent with past practice. EnSys' accounts receivable are valid receivables for sales actually made or services actually rendered in the ordinary course of its business, and to EnSys' knowledge are collectible in accordance with their terms, subject to the reserve for bad debts in the EnSys Balance Sheet.

         4.17. HAZARDOUS SUBSTANCES.

               (a) EnSys has complied in all material respects with all applicable United States, state and local environmental laws and regulations. EnSys holds and is and has been at all times in full compliance with all permits, licenses and other authorizations required under applicable United States, state and local environmental laws and regulations for the operation of the business. None of such environmental permits, licenses and authorizations are subject to any pending or, to EnSys' knowledge, threatened in writing suspension, termination or modification by any governmental authority.

               (b) To EnSys' knowledge, there has been no release into the environment of any hazardous substance at, under, or from any of the real property listed on Schedule 4.15 for which investigation, removal, remediation, cleanup or other corrective action is or may be required under applicable federal, state or local environmental laws and regulations.

               (c) To EnSys' knowledge, there are no active, inactive or abandoned underground storage tanks at any of the real property listed on
Schedule 4.15.

               (d) EnSys has not received any notice that any aspect of its business is in violation of any federal, state or local environmental laws or regulations, including, without limitation, permits, licenses and authorizations issued thereunder, or that it is or may be responsible for the investigation, removal, remediation, or cleanup of or other corrective action for any waste or hazardous substance released at, under or from any of the real property listed on Schedule 4.15 or any other real property or facility at which waste generated through the operation of the business has come to be located.

         4.18. CUSTOMERS AND SUPPLIERS. EnSys has made available to SDI a list of its customers. No customer which, individually or in the aggregate, accounted for more than 5% of EnSys' consolidated revenues during the 12 month period preceding the date hereof, and no supplier or service provider or group of suppliers or service providers which, individually or in the aggregate, accounted for more than 5% of EnSys' consolidated expenses during the 12 month period preceding the date hereof, has canceled or otherwise terminated, or made any written threat to EnSys or any of its Subsidiaries to cancel or otherwise terminate, for any reason, including, without limitation, the consummation of the transactions contemplated hereby, its relationship with EnSys or any of its Subsidiaries, or has at any time on or after December 31, 1995 decreased materially its services to EnSys or any of its Subsidiaries in the case of any such service provider, or its usage of the services or products of EnSys and its Subsidiaries. To EnSys' knowledge, no such customer or supplier or service provider intends to cancel or otherwise terminate its relationship with EnSys or any of its Subsidiaries or to decrease materially its services to EnSys or any of its Subsidiaries or its usage of the services or products of EnSys and its Subsidiaries, as the case may be.

         4.19. EMPLOYEE RELATIONS. As of September 30, 1996, EnSys and its Subsidiaries employed a total of 43 employees and 3 temporary employees, as of the date hereof: (a) neither EnSys nor any of its Subsidiaries is delinquent in the payment (i) to or on behalf of any past or present employees of any wages, salaries, commissions, bonuses, benefit plan contributions or other compensation for all periods prior to the date hereof or the Effective Time, as the case may be, (ii) of any amount which is due and payable to any state or state fund pursuant to any workers' compensation statute, rule or regulation or any amount which is due and payable to any workers' compensation claimant or any other party arising under or with respect to a claim that has been filed under state statutes and approved in the ordinary course in accordance with EnSys' policies regarding workers' compensation and/or any applicable statute or administrative procedure; (b) there is no unfair labor practice charge or complaint against EnSys or any of its Subsidiaries pending before the National Labor Relations Board or other Governmental Entity, and, to the knowledge of EnSys, none is threatened; (c) there is no labor strike, dispute, slowdown or stoppage actually in progress or, to the knowledge of EnSys, threatened against EnSys or any of its Subsidiaries; (d) there are no union or collective bargaining agreements in effect, and there are no union organizational drives in progress and there has been no formal or informal request to EnSys or any of its Subsidiaries for collective bargaining or for an employee election from any union or from the National Labor Relations Board; (e) no union representation or jurisdictional dispute or question exists respecting the employees of EnSys or any of its Subsidiaries; and (f) no grievance or arbitration proceedings are pending and no claim therefor has been asserted against EnSys or any of its Subsidiaries.

         4.20. CERTAIN TRANSACTIONS. Except as set forth on Schedule 4.20, there are no transactions between EnSys or any of its Subsidiaries and any of EnSys' stockholders (including such stockholders' Affiliates), or EnSys' or its stockholders' (including the stockholders' Affiliates) directors, officers or salaried employees, or the family members or Affiliates of any of the above (other than for services as employees, officers and directors), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise require payments to or from, any of the stockholders, or any such officer, director or salaried employee, family member, or affiliate or any corporation, partnership, trust or other entity in which such family member, affiliate, officer, director or employee has a substantial interest or is a stockholder, officer, director, trustee or partner.

         4.21. DIRECTORS AND OFFICERS. Set forth on Schedule 4.21 is a true and correct list of the names and titles of each director and elected officer of EnSys.

         4.22. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by EnSys for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by EnSys for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to stockholders of EnSys or SDI, at the time of the EnSys Stockholders' Meeting and SDI Stockholders' Meeting and at the Effective Time, contain any statement which, at such times and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the EnSys Stockholders' Meeting or SDI Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to EnSys or any of its Affiliates, officers or directors should be discovered by EnSys which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, EnSys shall promptly inform SDI.

         4.23. SECTION 203 OF THE DGCL NOT APPLICABLE. The Board of Directors of EnSys has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

         4.24. MISSTATEMENTS AND OMISSIONS. No representation or warranty made by EnSys in this Agreement, and no statement contained in any certificate or Schedule furnished or to be furnished by EnSys pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation or warranty or such statement not misleading.

         4.25. NO EXISTING DISCUSSIONS. As of the date of this Agreement, EnSys is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Alternative Transaction (as defined in Section 6.9).

         4.26. BROKERS. Except for Raymond James & Associates, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of EnSys.

         4.27. CONTINUITY OF BUSINESS ENTERPRISE. After the Merger, EnSys expects to continue at least one significant historic business line of SDI or use at least a significant portion of SDI's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368.1(d), promulgated under Section 368(a) of the Code.

                                    ARTICLE 5
                                    COVENANTS

         5.1. AFFIRMATIVE COVENANTS OF SDI AND ENSYS. SDI and EnSys each covenants and agrees to the other that from the date of this Agreement until the Effective Time, unless otherwise contemplated by this Agreement or consented to in writing by the other party, it will and will cause each of its Subsidiaries to:

               (a) operate its business in the ordinary course of business and consistent with its past practice;

               (b) use its reasonable best efforts to preserve intact its goodwill of customers, suppliers, service providers and others having business relationships with it and/or its Subsidiaries and its business organization and assets, maintain its rights and franchises and retain the services of its respective officers and key employees;

               (c) use reasonable efforts to keep in full force and effect SDI Insurance Policies or EnSys Insurance Policies, as the case may be, and liability insurance and bonds comparable in amount and scope of coverage to that currently maintained; and

               (d) subject to the terms of the Confidentiality Agreement referenced in Section 6.4, afford to the other party and its officers, employees, accountants, consultants, legal counsel and other representatives (but only such employees and representatives as are necessary in order to effect the transactions contemplated hereby) reasonable access upon reasonable notice to all information concerning the business, properties, contracts, records and personnel of it or its Subsidiaries' as the other party may reasonably request.

         5.2. NEGATIVE COVENANTS OF SDI AND ENSYS. Except as contemplated by this Agreement or consented to in writing by EnSys or SDI, as the case may be, from the date of this Agreement until the Effective Time, the other party shall not do, and shall not permit any of its Subsidiaries to do, any of the following:

               (a) (i) increase the compensation payable to any director, officer or employee of it or any of its Subsidiaries, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with the policies currently in effect; provided, however, the Boards of Directors of SDI and EnSys each may declare and pay bonuses to its employees, up to an aggregate of $100,000 for SDI employees, which restriction shall not apply to EnSys which shall pay its bonuses in the ordinary course of its business and consistent with the policies currently in effect; (ii) grant any severance or termination pay (other than pursuant to the terms of any existing employment contract currently in effect that has been disclosed to the other party) to, or enter into any severance agreement with, any director or officer; (iii) subject to clause (i), enter into or amend any employment agreement with any director or officer that would extend beyond the Effective Time except on an at-will basis; or (iv) establish, adopt, enter into or amend any SDI or EnSys Employee Benefit Plan, except as may be required to comply with applicable law;

               (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

               (c) (i) redeem, purchase or otherwise acquire any shares of its or any of its Subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its Subsidiaries' capital stock, or any options, warrants or conversion or other rights to acquire any shares of its or its Subsidiaries' capital stock (except for or the repurchase of shares from any terminated employee consistent with past practice or as a result of the issuance of shares upon the exercise of options or warrants as contemplated by this Agreement or in accordance with their terms);
(ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its Subsidiaries' capital stock;

               (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations on voting rights, charges or other encumbrances) of, any shares of any class of its or its Subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, options or warrants to acquire any such shares (except for the exercise of options or warrants as contemplated by this Agreement or in accordance with their terms or to facilitate the transfer of any publicly traded shares), or amend or otherwise modify the terms of any such rights, options or warrants the effect of which shall be to make such terms more favorable to the holders thereof, or take any other action in respect of any such rights, option or warrants (except for any notices or other similar communications to the holders thereof concerning the Merger);

               (e) to the extent material, acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with its past practice);

               (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any material amount of any of its or its Subsidiaries' assets, except for dispositions in the ordinary course of business and consistent with its past practice;

               (g) adopt any amendments to its Certificate of Incorporation or By-Laws, except for, with respect to EnSys, the amended and restated Certificate of Incorporation and amended and restated By-Laws for the Surviving Corporation in the forms attached hereto as Exhibits 1.4(a) and 1.4(b);

               (h) (A) change any of its methods of accounting in effect at December 31, 1995 or (B) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1995, except in either case as may be required by law, the IRS or GAAP, or in the ordinary course of business consistent with past practice;

               (i) other than in the ordinary course of business consistent with past practice, incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except as mutually approved by EnSys and SDI in advance;

               (j)  not take any action of the nature referred to in Sections
3.8 or 4.8 hereof, except as permitted therein;

               (k) not take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement not to be true or in any of the conditions of the Merger set forth in Article 7 not being satisfied; or

               (l)  agree in writing or otherwise to do any of the foregoing.

                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

         6.1. REGISTRATION STATEMENT AND JOINT PROXY STATEMENT. EnSys and SDI shall prepare as promptly as practicable and cause to be filed with the SEC the Joint Proxy Statement in compliance with the 1934 Act. EnSys, in cooperation with and with the assistance of SDI, shall prepare and cause to be filed with the SEC the Registration Statement in compliance with the 1933 Act. The Registration Statement shall register the issuance of the Merger Shares. EnSys and SDI shall use all reasonable efforts to cause such Registration Statement to be declared effective as promptly as practicable. EnSys shall take any action required to be taken under any applicable state securities or "blue-sky" laws in connection with the issuance of Merger Shares in the Merger. EnSys shall timely file with respect to the Merger Shares the requisite Notification for Listing of Additional Shares form with The Nasdaq Stock Market, Inc. pursuant to Rule 10b-17 of the 1934 Act.

         6.2. STOCKHOLDERS' MEETINGS. SDI and EnSys each shall take all action necessary in accordance with the DGCL and its respective Certificate of Incorporation and By-Laws to convene its respective Stockholders' Meeting at the earliest practicable date after the date on which the Registration Statement becomes effective, and each party shall consult with the other party in connection therewith. Each party shall use all reasonable efforts to solicit from its stockholders proxies in favor of this Agreement, the Merger and any other action contemplated thereby to be voted upon at either of such Stockholders' Meetings and shall take all other actions necessary to secure the vote or consent of such stockholders as are necessary under the DGCL to approve this Agreement and obtain the Requisite SDI Stockholder Approval and the Requisite EnSys Stockholder Approval.

         6.3.  APPROPRIATE ACTION; CONSENTS; FILINGS.

               (a) Subject to the terms and conditions herein provided, SDI and EnSys shall use all reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses or orders required to be obtained by EnSys or SDI or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger, and (iii) make all necessary notifications and filings and thereafter make any other required submissions with respect to this Agreement and the Merger required under (A) any applicable federal or state securities laws or the rules or regulations thereunder, and (B) any other applicable law; provided that EnSys and SDI shall cooperate with each other in connection with the making of all such filings. SDI and EnSys shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

               (b) (i) SDI and EnSys shall give (or cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable best efforts to obtain any third-party consents (i) necessary to consummate the transactions contemplated in this Agreement, (ii) disclosed or required to be disclosed in the disclosure schedules to this Agreement, or (iii) required to prevent a SDI Material Adverse Effect or EnSys Material Adverse Effect, as the case may be, from occurring prior to the Effective Time.

                    (ii) In the event that any party shall fail to obtain any third-party consent described in subsection (b)(i) above, such party shall use reasonable efforts, and shall take any such actions reasonably agreed upon by both parties to minimize any Material Adverse Effect upon either of the parties, their Subsidiaries and businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

               (c) From the date of this Agreement until the Effective Time, SDI shall promptly notify EnSys in writing of any pending or, to the knowledge of SDI, threatened action, proceeding or investigation by an Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of EnSys or, to the knowledge of SDI, its Subsidiaries, to own or operate all or any portion of the businesses or assets of SDI or its Subsidiaries.

               (d) From the date of this Agreement until the Effective Time, EnSys shall promptly notify SDI in writing of any pending or, to the knowledge of EnSys, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of EnSys or its Subsidiaries to own or operate all or any portion of the business or assets of SDI or its Subsidiaries.

         6.4. ACCESS TO INFORMATION. From the date of this Agreement to the Closing Date, each party will give to the other party and its officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the assets, records, Contracts and other documents relating to its business as the other party may reasonably request. Neither party will use such information for purposes other than in connection with the Merger and each party will otherwise hold such information in confidence until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason will promptly return, or cause to be returned, to the other party all nonpublic documents obtained from the other party, and any copies made of such documents. The terms and conditions of this Section 6.4 are further subject to the terms and conditions of the Confidentiality Agreement dated as of May 2, 1996, by and between EnSys and SDI (the "Confidentiality Agreement").

         6.5. UPDATE DISCLOSURE; BREACHES. From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other parties hereto by written update to its representations and warranties, including any Schedules related thereto ("Update Schedule") of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of SDI or EnSys, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (iii) of any material changes to the information contained in its Schedules (including any change to any representations or warranties herein as to which no schedule has been created as of the date hereof but as to which a schedule would have been required hereunder to have been created on or before the date hereof if such change had existed on the date hereof).

         6.6. PUBLIC ANNOUNCEMENTS. No public announcement shall be made with regard to this Agreement, the Merger or the transactions contemplated thereby without the agreement of SDI and EnSys; provided, however, that each party may make such disclosure as deemed necessary if and to the extent it reasonably believes, upon advice of counsel, that as a result of the securities laws of the United States or of any state, or for any other reasons, it is legally required to do so (a "Required Public Announcement"). To the extent possible, each party will use all reasonable efforts under the circumstances to notify and discuss with the other party (and to provide the other party an opportunity to comment thereon) any public announcements or disclosures concerning the Merger prior to making such announcement or disclosure. SDI and EnSys agree that, except for any Required Public Announcement: (a) unless and until the Merger is consummated, only those employees, agents, advisors, attorneys, accountants and other representatives of the parties who have a need to know in connection with the consummation of the Merger will be provided information concerning the terms of the Merger; and (b) after consummation of the Merger, any confidential terms thereof shall remain confidential to the extent permitted by applicable law.
SDI acknowledges and agrees that since EnSys is a public company, EnSys shall be required to make a Required Public Announcement in connection with the execution of this Agreement.

         6.7.  INDEMNIFICATION.

               (a) INDEMNIFICATION FOR THIRD PARTY CLAIMS. In the event that this Agreement is terminated pursuant to Section 8.1 hereof, each party (an "Indemnifying Party") shall indemnify the other party and its respective directors, officers, agents and employees (each, an "Indemnified Party") and shall hold each Indemnified Party harmless from and against any and all losses, claims, judgments, damages, liabilities, costs and expenses, including reasonable attorneys' fees, (collectively, "Losses") to the extent any such Losses are incurred or paid by an Indemnified Party to an unrelated third party and such Losses relate to or arise from the Pre-

Closing actions or omissions of the Indemnifying Party, whether arising out of the operation of the Indemnifying Party's business or otherwise.

               (b) PROCEDURES FOR INDEMNIFICATION. The following procedures shall govern and be a condition to the indemnification obligations arising out of this Section 6.7:

                    (i) Upon receipt by an Indemnified Party of notice of any action, suit, proceeding, claim, demand or assessment from a third party which may give rise to a claim for indemnification from the Indemnifying Party, the Indemnified Party shall give prompt, written notice thereof to the Indemnifying Party indicating in reasonable detail the nature of such claim and the basis therefor, provided that the failure to give such notice shall not be a condition to the indemnification obligations hereunder except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. The Indemnifying Party shall be entitled to assume and control such defense at its expense with counsel selected by it and reasonably acceptable to the Indemnified Party. The Indemnified Party shall be entitled to participate therein at its own expense after such assumption.

                    (ii) With respect to third party claims or actions as to which the Indemnifying Party shall not have exercised its right to assume the defense thereof within a reasonable amount of time (but not more than thirty
(30) days after notice), the Indemnified Party shall assume and control the defense of and contest such action with such counsel as the Indemnified Party may choose that is reasonably acceptable to the Indemnifying Party. The Indemnifying Party shall be entitled, at its own expense, to participate in the defense of any such action or claim. In the event the Indemnifying Party elects not to participate in the defense of such action or claim, the Indemnified Party shall have full rights to dispose of such action and enter into any compromise or settlement; provided that such compromise or settlement shall be reasonable under the circumstances and in good faith.

                    (iii) Both the Indemnified Party and the Indemnifying Party shall cooperate with one another in good faith in connection with the defense, compromise or settlement of any third party claim or action. Neither shall dispose of, compromise or settle any such claim or action in a manner without the prior written consent of the other party, which consent shall not be unreasonably withheld.

                    (iv) With respect to any claim, other than a third party claim or action, for which indemnity may be sought hereunder, the Indemnified Party shall give prompt, written notice thereof to the Indemnifying Party indicating in reasonable detail the nature of such claim and the basis therefor.

               (c) To the extent the indemnification provision contained in this Agreement conflict with the indemnification provisions contained in the Operating Agreement, the provisions of this Agreement shall control.

         6.8.  TREATMENT OF SDI OPTIONS.

               (a) As soon as practicable after the Effective Time, EnSys shall file a registration statement on Form S-8 with the SEC with respect to the shares of EnSys Common Stock issuable upon the exercise of the EnSys Options being granted in replacement of SDI Options that are stock options under the Strategic Diagnostics Industries, Inc. 1993 Employee Non-Qualified Stock Option Plan (the "SDI Stock Option Plan") and shall deliver to the participants in the SDI Stock Option Plan an appropriate prospectus setting forth such participant's rights pursuant thereto, in each case as and to the extent such shares may be registered by the Surviving Corporation on Form S-8 under applicable law.

               (b) EnSys shall take all corporate action necessary to reserve for issuance a sufficient number of shares of EnSys Common Stock to be issued upon the exercise of any SDI Options and SDI Warrants assumed in accordance with
Section 2.1 by EnSys and the conversion of such SDI Options and SDI Warrants into EnSys Options and EnSys Warrants and shall include in the Notification for Listing of Additional Shares form referenced in Section 6.1 the shares of EnSys Common Stock issuable upon exercise of such EnSys Options and EnSys Warrants.

         6.9. NO SOLICITATION OF OTHER OFFERS. Neither SDI nor EnSys shall, nor shall either of them permit any of its Subsidiaries to, through any of their respective officers, directors, employees, investment bankers, financial advisors or other agents or otherwise (i) solicit, initiate or encourage, or take any other action to facilitate, submission of any inquiry, proposal or offer from any person or entity relating to any acquisition, purchase or sale of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination, liquidation, reorganization or similar transaction with, either of SDI or EnSys or any of its Subsidiaries, as the case may be, (an "Alternative Transaction"), or (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, any effort or attempt by any other person to do or seek any of the foregoing. Neither SDI nor EnSys shall, nor shall either of them permit any of its Subsidiaries to furnish or cause to be furnished any confidential information concerning their businesses, properties or assets to any person or entity that is interested in any Alternative Transaction.

         6.10. INTERIM FINANCIAL STATEMENTS. Within thirty (30) days after the end of each calendar month that ends after the date of this Agreement and before the Effective Time, SDI and EnSys will deliver to the other party unaudited balance sheets, income statements and statements of cash flows for such calendar month and the year to date. All such financial statements shall fairly present in accordance with GAAP, except for the absence of notes thereto, in all material respects, the financial position and results of operations at such times of SDI or EnSys, as the case may be, including any of its Subsidiaries.

         6.11. SATISFACTION OF CONDITIONS. Each of SDI and EnSys agrees that it will take all actions reasonably within its power and authority duly and promptly to carry out all of its obligations under this Agreement and to comply with all of the representations, warranties and covenants hereunder applicable to it. In addition, SDI and EnSys each covenants and agrees to use its reasonable best efforts to cause all of the conditions to the obligations of the other to effect the Merger, including the timely filing and processing of all required applications under applicable state securities laws, to be satisfied as promptly as possible.

         6.12. OPERATING AGREEMENT. Contemporaneously with the execution of this Agreement, EnSys and SDI shall enter into the Operating Agreement set forth on Exhibit 6.12, setting forth the terms under which the parties have agreed to operate the combining companies during the interim period between the date hereof and the Closing Date.

                                    ARTICLE 7
                               CLOSING CONDITIONS

         7.1.  CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT.
The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

               (a) REQUISITE SDI STOCKHOLDER APPROVAL AND REQUISITE ENSYS STOCKHOLDER APPROVAL. This Agreement and the Merger shall have received the Requisite SDI Stockholder Approval and the Requisite EnSys Stockholder Approval.

               (b) NO ACTION OR PROCEEDING. There shall not have been instituted and there shall not be pending any action or proceeding before any court of competent jurisdiction or Governmental Entity, and no order or decree shall have been entered in any action or proceeding before such court of competent jurisdiction or Governmental Entity: (i) imposing limitations on the ability of SDI and EnSys to combine and operate together their businesses, operations and assets; (ii) imposing other sanctions, damages or liabilities arising out of the Merger on EnSys, SDI or any of their officers or directors;
(iii) requiring divestiture by the Surviving Corporation of all or any material portion of the business, assets or property of SDI or EnSys and their respective Subsidiaries; or (iv) restraining, enjoining, prohibiting or materially delaying the consummation of the Merger, in each case, with respect to clauses (i) through (iv) above, which would or is reasonably likely to result in a SDI Material Adverse Effect or EnSys Material Adverse Effect at or prior to or after the Effective Time or which would or is reasonably likely to subject any of their respective officers or directors to any penalty or criminal liability. Notwithstanding the foregoing, prior to invoking the condition set forth in this
Section 7.1(b), the party seeking to invoke it shall have used its reasonable best efforts to have such action or proceeding withdrawn or dismissed or such order or decree vacated;

               (c) OTHER APPROVALS OR NOTICES. All other consents, waivers, approvals and authorizations required to be obtained from, and all filings or notices required to be made with, any Governmental Entity or third party by EnSys or SDI or any Subsidiary prior to consummation of the transactions contemplated in this Agreement (other than the filing and recordation of Merger documents in accordance with the DGCL) shall have been obtained from and made with all required Governmental Entities or third parties, except to the extent that the failure to obtain or make any such consent or filing with a person or entity other than a Governmental Entity will not cause a SDI or an EnSys Material Adverse Effect, as the case may be;

               (d) SECURITIES LAWS. The Registration Statement shall have been declared effective by the SEC, the information contained therein shall be true and correct in all material respects as of the date of the Requisite Stockholder Approvals, no stop order shall have been issued or proceedings instituted or threatened suspending the effectiveness of the Registration Statement, and all approvals, consents, permits, licenses or qualifications from authorities administering the securities or "blue-sky" laws of any state having jurisdiction required for the consummation of the Merger shall have been obtained and shall be effective.

               (e) NASDAQ. The Merger Shares shall have been approved for quotation on Nasdaq.

               (f) BIRKMEYER EMPLOYMENT AGREEMENT. Richard C. Birkmeyer shall have entered into an employment agreement with EnSys or the Surviving Corporation in substantially the form attached hereto as Exhibit 7.1(f);

               (g) REGISTRATION RIGHTS AGREEMENT. EnSys and the stockholders of SDI listed on Exhibit 7.1(g) shall have executed and delivered a Registration Rights Agreement substantially in the form attached hereto as Exhibit 7.1(g);

               (h) LOCK-UP LETTERS. EnSys and each of the stockholders of SDI listed on Exhibit 7.1(h) shall have executed and delivered Lock-up Letters substantially in the form attached hereto as Exhibit 7.1(h), whereby such stockholders agree not to sell the shares of EnSys Common Stock or EnSys Preferred Stock they receive in the Merger for a period of six months from the Closing Date; and

               (i) WRENN EMPLOYMENT AGREEMENT. Grover C. Wrenn shall have entered into a new employment agreement with EnSys or the Surviving Corporation in substantially the form attached hereto as Exhibit 7.1(i).

         7.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF ENSYS. The obligations of EnSys to effect the Merger and the other transactions contemplated in this Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by EnSys, in whole or in part:

               (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of SDI contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time. EnSys shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of SDI to that effect;

               (b) AGREEMENTS AND COVENANTS. SDI shall have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except to the extent failure to perform is caused by or is consented to by EnSys. EnSys shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of SDI to that effect;

               (c) LEGAL OPINION. EnSys shall have been furnished an opinion of counsel to SDI, dated as of the Effective Time, in substantially the form attached hereto as Exhibit 7.2(c);

               (d) NO SDI MATERIAL ADVERSE EFFECT. From the date of this Agreement through the Effective Time, there shall not have occurred any SDI Material Adverse Effect other than any such SDI Material Adverse Effect that has been disclosed in or authorized under or pursuant to this Agreement; and

               (e) TERMINATION OF SDI WARRANTS. Each of the holders of outstanding SDI Warrants shall have waived or relinquished all rights under the terms of such SDI Warrants and shall have surrendered such SDI Warrants to SDI for cancellation and conversion pursuant to Section 2.5 hereof, and each holder of any registration rights granted by SDI shall have relinquished all such rights and the agreements containing such registration rights shall have been terminated.

         7.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF SDI. The obligation of SDI to effect the Merger and the other transactions contemplated in this Agreement is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by SDI, in whole or in part:

               (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of EnSys contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time. SDI shall have received a certificate of the Chief Executive Officer and Chief Accounting Officer of EnSys to that effect;

               (b) AGREEMENTS AND COVENANTS. EnSys shall have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except to the extent failure to perform is caused by or is consented to by SDI. SDI shall have received a certificate of the Chief Executive Officer and Chief Accounting Officer of EnSys to that effect;

               (c) LEGAL OPINION. SDI shall have been furnished with an opinion of counsel to EnSys, dated as of the Effective Time, in substantially the form attached hereto as Exhibit 7.3(c); and

               (d) NO ENSYS MATERIAL ADVERSE EFFECT. From the date of this Agreement through the Effective Time, there shall not have occurred any EnSys Material Adverse Effect other than any EnSys Material Adverse Effect that has been disclosed in or authorized under or pursuant to this Agreement.

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

         8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of SDI or EnSys:

               (a)  by mutual written consent of EnSys and SDI;

               (b) by either EnSys or SDI in the event the conditions to such party's obligations under Article 7 shall not have been met or waived by such party on or prior to January 31, 1997, but only if the party terminating has not caused the condition giving rise to termination to be not satisfied through its own action or inaction or is not otherwise in material breach of its obligations under this Agreement;

               (c) by either EnSys or SDI if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

               (d) by either EnSys or SDI in the event the other party updates its Schedules pursuant to the terms hereof as the result of a change which has a Material Adverse Effect on such other party;

               (e) by either EnSys or SDI as a result of a material breach by the other party of any representation, warranty, covenant or agreement contained herein; or

               (f) by either EnSys or SDI upon any termination of the Operating Agreement.

         8.2. EFFECT OF TERMINATION. Subject to the remedies of the parties set forth in Section 8.3(c), in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and, subject to Section 8.3(c), there shall be no liability under this Agreement on the part of EnSys or SDI or any of their respective officers or directors and all rights and obligations of each party hereto shall cease; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

         8.3.  EXPENSES.

               (a) Except as provided in Section 8.3(c), if the Merger is consummated, all Expenses (as hereinafter defined) shall be paid by the Surviving Corporation, and if the Merger is not consummated, any such Expenses shall be paid by the party incurring such Expenses.

               (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) actually incurred by a party or on its behalf in connection with or related to the transactions contemplated by this Agreement, including without limitation, the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation and mailing of the Proxy Statement, the solicitation of the Requisite SDI Stockholder Approval and Requisite EnSys Stockholder Approval and all other matters related to the Closing of the transactions contemplated by this Agreement.

               (c) Each party (a "Breaching Party") shall promptly reimburse the other party (a "Non-breaching Party") for all Expenses incurred by the Non-breaching Party following (i) any termination of this Agreement by the Non-breaching Party pursuant to Section 8.1(b) as a direct result of a material breach of any of its covenants or agreements contained herein; or (ii) if all conditions of the Breaching Party contained in Article 7 of this Agreement to close the transactions contemplated hereby have been satisfied (or waived by the party entitled to waive such conditions) and the Breaching Party does not proceed with the Closing.

         8.4. TERMINATION FEE. Notwithstanding anything else contained herein to the contrary, if either party hereto unilaterally terminates this Agreement in a manner not permitted under Article 8 hereof, or commits a material breach hereof and the other party terminates this Agreement as a result thereof, then such party shall promptly pay to the other party the sum of Five Hundred Thousand Dollars ($500,000) as liquidated damages hereunder. Subject to Sections 6.7 and 8.3(c) hereof, each party's exclusive remedy against the other for any breach of this Agreement shall be this Section 8.4.

                                    ARTICLE 9
                               GENERAL PROVISIONS

         9.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the parties in this Agreement shall expire with, and be terminated and extinguished upon, consummation of the Merger or termination of this

Agreement, and thereafter neither SDI, EnSys nor any of their respective officers, directors or employees shall have any liability whatsoever with respect to any such representation or warranty, except to the extent that
Section 6.7, Section 8.3(c) or Section 8.4 is applicable upon a termination of this Agreement. This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after consummation of the Merger.

         9.2. NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made upon receipt, if delivered personally, on the first business day following deposit with a nationally recognized overnight courier SDI, if sent by such overnight courier, on the third business day following deposit in the U.S. mail if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or when sent by electronic facsimile transmission to the telecopier number specified below with receipt acknowledged:

               (a)  If to SDI:

                    Strategic Diagnostics Inc.
                    128 Sandy Drive
                    Newark, DE  19713-1147
                    Telecopier No.:  (302) 456-6770
                    Attn:  Mr. Richard C. Birkmeyer
                           President and Chief Executive Officer

                    with a copy to:

                    William A Scari, Jr., Esq.
                    Pepper, Hamilton & Scheetz
                    1235 Westlakes Drive
                    Suite 400
                    Berwyn, PA  19312
                    Telecopier No.:  (610) 640-7835

               (b)  If to EnSys:

                    EnSys Environmental Products, Inc.
                    4222 Emperor Boulevard
                    Durham, NC 27703
                    Telecopier No.: (919) 941-5519
                    Attn:  Mr. Grover C. Wrenn
                           President and Chief Executive Officer
                    with a copy to:

                    William B. Marianes, Esq.
                    Troutman Sanders LLP
                    600 Peachtree Street, N.E.
                    Suite 5200
                    Atlanta, GA 30308-2216
                    Telecopier No.:  (404) 885-3900

         9.3. AMENDMENT. This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the stockholders of SDI, or the stockholders of EnSys, no amendment may be made without further approval of such stockholders, which amendment would reduce, or increase, respectively, the amount or change the type of consideration into which each share of SDI Common Stock or SDI Preferred Stock shall be converted pursuant to this Agreement upon consummation of the Merger. Except as expressly otherwise required by the previous sentence, or as required by applicable law, no stockholder approval shall be required for any amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         9.4.  WAIVER.  At any time prior to the Effective Time, any party may
(a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by any other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by a party or parties to be bound thereby. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, covenant, representation or warranty contained in this Agreement.

         9.5. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.6. SEVERABILITY. If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are consummated to the extent possible.

         9.7. ENTIRE AGREEMENT. This Agreement (together with the Operating Agreement, the Confidentiality Agreement, the Exhibits, the Schedules and the other documents delivered pursuant hereto), constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         9.8. ASSIGNMENT. Neither this Agreement, nor any right hereunder, may be assigned by any party hereto without the prior written consent of the other party hereto.

         9.9. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of and be enforceable by each party and its respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         9.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         9.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Counterpart signatures of this Agreement may also be exchanged via electronic facsimile transmission, and any electronic facsimile transmission of any party's signature shall be deemed to be an original signature for all purposes.

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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed on its behalf by its officers or other persons thereunto duly authorized, all as of the day and year first above written.



                              STRATEGIC DIAGNOSTICS INC.


                              By:/s/ Richard C. Birkmeyer
                                 -----------------------------------------
                              Title: President and Chief Executive Officer





                              ENSYS ENVIRONMENTAL PRODUCTS, INC.


                              By:/s/ Grover C. Wrenn
                                 -----------------------------------------
                              Title: President and Chief Executive Officer

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